EXHIBIT 10.1

*Note on Redacted Material:  Certain information in Sections 2(a) through (e) of the Drilling Services Agreement included as “Exhibit D” to this Agreement has been omitted pursuant to a Confidential Treatment Request (“Request”) filed by Timberline Resources Corporation with the United States Securities and Exchange Commission (“SEC”) concurrently with the filing of the Current Report on Form 8-K to which this Agreement is an exhibit.  The omitted material has been filed separately with the SEC as part of the Request.  The omitted information is contained in one page of the Drilling Services Agreement and is indicated below as “REDACTED.”

STOCK PURCHASE AGREEMENT

by and among

TDI HOLDINGS, INC.,
an Idaho corporation,

TIMBERLINE DRILLING, INCORPORATED.,
an Idaho corporation,

and

TIMBERLINE RESOURCES CORPORATION,
a Delaware corporation.

October 25, 2011

EXHIBITS

Exhibit "A"                      Promissory Note
Exhibit "B"                      Method for Calculation of Working Capital
Exhibit "C"                      Legal Opinion Matters
Exhibit "D"                      Drilling Services Agreement

SCHEDULES

Schedule 3.1(c)
Schedule 5.1(d)
Schedule 5.4
Schedule 5.5
Schedule 5.6
Schedule 5.9(b)
Schedule 5.10
Schedule 5.11
Schedule 5.12(a)
Schedule 5.12(b)
Schedule 5.13(a)
Schedule 5.13(b)(i)
Schedule 5.13(c)
Schedule 5.13(d)
Schedule 5.14(e)
Schedule 5.18
Schedule 5.20(a)
Schedule 5.20(a)(ii)
Schedule 5.20(b)
Schedule 5.21(h)
Schedule 5.22
Schedule 5.25
Schedule 5.26
Schedule 8.1(f)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is entered into on October 25, 2011 by and among TDI Holdings, Inc., an Idaho corporation ("Buyer"), Timberline Drilling, Incorporated., an Idaho corporation (the "Company"), and Timberline Resources Corporation, a Delaware corporation ("Seller").

A.           Seller owns all of the issued and outstanding Common Stock of the Company.

B.           Seller owns fifty (50) shares of World Wide Exploration, S.A. de C.V. ("WWE"), a Mexican subsidiary of the Company.

C.           Pursuant to this Agreement, Buyer will purchase from Seller and Seller will sell to Buyer (i) 100% of the issued and outstanding Common Stock of the Company, and (ii) the fifty (50) shares of WWE held by Seller (the "WWE Shares").

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.

1.           Definition of Certain Terms.  In addition to the terms defined in this Agreement, certain other terms used in this Agreement are defined in the Appendix attached hereto and, when used herein, shall have the meanings set forth in the Appendix, which is incorporated herein by reference.

2.           Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth herein, Seller shall sell, transfer, convey, assign and deliver to Buyer at the Closing, and Buyer shall purchase and accept delivery from Seller at the Closing, all of the Shares owned by Seller and the WWE Shares, free and clear of all Encumbrances.

3.           Purchase Price.

3.1           Calculation of Purchase Price.

(a)           Amount of Purchase Price.  The purchase price for the Shares and the WWE Shares (the "Purchase Price") shall be (i) the Cash Consideration, plus (ii) the Note Amount, plus (iii) the Indebtedness to be Assumed, plus (iv) the value of the discounted drilling services in the executed Drilling Services Agreement, plus (v) any amount of Excess Working Capital, if any, paid by Buyer to Seller as a result of the Working Capital Adjustment pursuant to Section 3.3(e)(ii), less (vi) any amount of Working Capital Deficit, if any, paid by Seller to Buyer as a result of the Working Capital Adjustment pursuant to Section 3.3(e)(i).  The determination of the final Purchase Price shall not limit, reduce or otherwise affect or alter the representations, warranties and covenants of the parties contained herein including, without limitation, their indemnification obligations under Article 10.

(b)           Payment of Purchase Price.  Subject to the adjustment and payments pursuant to this Section 3, at the Closing, Buyer shall pay the Purchase Price as follows: (i) payment of the Closing Payment by wire transfer of immediately available funds to an account or accounts designated by Seller; (ii) assumption of the Indebtedness to be Assumed, or as the case may be, payment of the same by wire transfer of immediately available funds to an account or accounts designated by the payees thereof; and (iii) by the execution and delivery of the Promissory Note and the Drilling Services Agreement to Seller.

(c)           Definitions.  For purposes of this Agreement, the following terms shall be defined as follows: (i) "Cash Consideration" shall mean an amount in cash equal to Eight Million Dollars ($8,000,000); (ii) "Closing Payment" shall mean the Cash Consideration;  (iii) "Indebtedness to be Assumed" shall mean the aggregate of those certain items of Indebtedness of the Company as of the Closing Date as set forth in Schedule 3.1(c) attached hereto in the amount set forth on the Payoff Letters with respect thereto; (iv) "Note Amount" shall mean an amount equal to One Million Three Hundred Fifty Thousand Dollars ($1,350,000) which amount shall bear interest at ten percent (10%) per annum paid monthly, with principal being due at 18 months from the Closing; "Promissory Note" shall mean a promissory note representing the Note Amount substantially in the form attached hereto as Exhibit "A" (the "Promissory Note") payable to Seller.

3.2           Tax Withholdings.  Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is reasonably required to deduct and withhold with respect to the making of such payment under the Code or any Tax Legal Requirement.  Such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.  Buyer shall provide Seller with a statement setting forth any amount to be withheld pursuant to this Section 3.2 no later than ten (10) days before the Closing for Seller to review (the “Tax Withholding Statement”).  If Seller objects to the amounts set forth in the Tax Withholding Statement, Buyer and Seller shall negotiate in good faith to resolve the disagreement.

3.3           Working Capital Target; Working Capital Adjustment.

(a)           Working Capital Target. As of the Closing, the Company shall have minimum Working Capital in an amount such that the Company’s Current Ratio is equal to 1.2 (the "Working Capital Target").  If the Working Capital as of the Closing Date (as adjusted pursuant to the Final Working Capital Adjustment Statement setting forth the Final Working Capital Adjustment Amount) is an amount less than the Working Capital Target, that difference shall be considered a Working Capital deficit (the "Working Capital Deficit").  If the Working Capital as of the Closing Date (as adjusted pursuant to the Final Working Capital Adjustment Statement setting forth the Final Working Capital Adjustment Amount) is an amount greater than the Working Capital Target, that difference shall be considered excess Working Capital (the "Excess Working Capital").  The Working Capital Target shall be calculated consistent with the method of accounting historically applied by the Company and with the illustration set forth on Exhibit "B".

(b)           Working Capital Adjustment.  The procedure for determining any adjustment to the Working Capital of the Company ("Working Capital Adjustment Amount") shall be as follows:

(i)           sixty (60) days after the Closing Date, Buyer will deliver to Seller a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP and updated to reflect actual assets and liabilities as of the Closing Date ("Closing Date Balance Sheet"), accompanied by the following:

(A)           a statement of the actual Working Capital of the Company as of the Closing Date ("Closing Date Working Capital") and based on the balance sheet prepared in accordance with Section 3.3(b)(i), excluding the Company’s subsidiary operations in Mexico; and

(B)           a written statement (the "Post-Closing Working Capital Adjustment Statement"), based on the balance sheet prepared in accordance with Section 3.3(b)(i), setting forth the calculation of the (i) Working Capital Deficit or (ii) Excess Working Capital, as the case may be, and the resulting adjustment to the Purchase Price (the "Post-Closing Working Capital Adjustment Amount").

Buyer's failure to timely deliver the Closing Date Balance Sheet shall not prejudice any of the Buyer's rights under this Section 3.3, provided however that any Excess Working Capital payment that is ultimately determined to be owed to the Seller pursuant to this Section 3.3 will be deemed to have accrued interest at the rate of fifteen percent (15%) per annum on a pro rated basis for each day that the Buyer fails to deliver the Closing Date Balance Sheet past the 60-day deadline provided for under this Section 3.3.

(c)           Immediate Payment of any Undisputed Excess Working Capital. Within three (3) Business Days of providing the Post-Closing Working Capital Adjustment Statement, if such Post-Closing Working Capital Adjustment Statement sets forth Excess Working Capital for the Post-Closing Working Capital Adjustment Amount, Buyer shall pay to Seller an amount equal to such Excess Working Capital set forth in the Post-Closing Working Capital Adjustment Statement by delivery of immediately available funds (“Undisputed Excess Working Capital Payment”).  Such Undisputed Excess Working Capital Payment will be made regardless of whether or not Seller objects to the Post-Closing Working Capital Adjustment Statement.  The Undisputed Excess Working Capital Payment shall be credited towards any Final Working Capital Adjustment Amount (as defined below) that Buyer may be obligated to pay pursuant to the Final Working Capital Adjustment Statement (as defined below).  If the Undisputed Excess Working Capital Payment is not made within such three (3)-Business Day period, the Undisputed Excess Working Capital Payment will bear interest at the rate of fifteen percent (15%) per annum on a pro rated basis for each day that Buyer fails to make the Undisputed Excess Working Capital Payment.

(d)           Review; Dispute Procedure. Seller shall have the right to give a written notice (the "Working Capital Objection Notice"), within twenty (20) days following the receipt of the Post-Closing Working Capital Adjustment Statement (the "Working Capital Objection Period"), to Buyer setting forth any objections which Seller has to the calculation of the Post-Closing Working Capital Adjustment Amount set forth on the Post-Closing Working Capital Adjustment Statement.  If  a proper Working Capital Objection Notice agreed to and executed by Seller is not given within the Working Capital Objection Period, then Seller shall be deemed to have agreed to the Post-Closing Working Capital Adjustment Statement, in which event the Post-Closing Working Capital Adjustment Amount as set forth on the Post-Closing Working Capital Adjustment Statement shall be final and binding on the parties (the "Final Working Capital Adjustment Amount" and the "Final Working Capital Adjustment Statement").

If Seller timely delivers a proper Working Capital Objection Notice during the Working Capital Objection Period, then for a period of twenty (20) days thereafter, Buyer and Seller shall negotiate in good faith to try to resolve their disagreements regarding the Post-Closing Working Capital Adjustment Statement and the Post-Closing Working Capital Adjustment Amount.  If Buyer and Seller resolve their dispute then the amount as set forth on the agreed upon statement will be the Final Working Capital Adjustment Amount and the agreed upon statement will be the Final Working Capital Adjustment Statement.  If Buyer and Seller are unable to agree on these amounts within twenty (20) days after the date of the Working Capital Objection Notice, then the determination of the Final Working Capital Adjustment Statement and the Final Working Capital Adjustment Amount shall be submitted to a firm of certified public accountants mutually acceptable to Buyer and Seller (the "Independent Accountants").  If Buyer and Seller are unable to agree on a firm of certified public accountants within forty (40) days after the delivery of a proper Working Capital Objection Notice, then each of Buyer, on the one hand, and Seller, on the other hand, will name its own firm of certified public accountants within ten (10) days after the end of such forty (40) day period, and such named firms shall promptly communicate with each other and agree on a third-party, independent firm of certified public accountants within ten (10) days after the last of their selection, and the selected independent accounting firm shall be the Independent Accountants hereunder (and if either Buyer or Seller fails to name its own firm of certified public accountants, within the applicable ten (10) days, then the firm named by the other party shall have the right to select an accounting firm (which may be itself), and such accounting firm shall be the Independent Accountants hereunder).  The Company shall furnish the Independent Accountants with such information and documents as the Independent Accountants may request in order to resolve the items in dispute.  Buyer and Seller will cooperate with the Independent Accountants and shall use their Reasonable Best Efforts to assist and enable the Independent Accountants to render their determination as quickly as possible.  The Independent Accountants shall render their determination of the Final Working Capital Adjustment Amount (based on the methodology described in Section 3.3(b)(i)) to be set forth on the Final Working Capital Adjustment Statement by giving Notice thereof in writing to Buyer and Seller at the same time.  The decision of the Independent Accountant shall be final and binding on the parties and shall not be subject to judicial review.  The Final Working Capital Adjustment Amount and the Final Working Capital Adjustment Statement will be deemed final on the earliest of (i) the failure of Seller to timely deliver a proper Working Capital Objection Notice during the Working Capital Objection Period, (ii) the resolution of all disputes with regard to the Final Working Capital Adjustment Amount, by mutual agreement of Buyer and Seller, or (iii) the determination of the Independent Accountants.

(e)           Payment of Final Working Capital Adjustment Amount.

(i)           If a Working Capital Deficit exists as a result of the determination of the Final Working Capital Adjustment Amount, Seller shall pay to Buyer, an amount equal to such Working Capital Deficit by delivery of immediately available funds within three (3) Business Days after the date on which the Final Working Capital Adjustment Amount is determined.  In the event that any required amount is not paid by Seller within such three (3) Business Days, then Buyer shall have the right, in addition to any of its other remedies under this Agreement, or at law or equity, to reduce, or cause the Company or any Affiliate of the Company, Buyer or any owner of Buyer to reduce, any amounts required by such parties to be paid to Seller (whether under this Agreement, the Promissory Note or otherwise) by an amount up to the amount required, but not paid, under this Section 3.3(e).

(ii)           If Excess Working Capital exists as a result of the determination of the Final Working Capital Adjustment Amount, Buyer shall pay to Seller an amount equal to such Excess Working Capital, minus any Undisputed Excess Working Capital Payment already made to Seller, by delivery of immediately available funds within three (3) Business Days after the date on which the Final Working Capital Adjustment Amount is determined. In the event that any required amount is not paid by Buyer within such three (3) Business Days, then (i) the amount of Excess Working Capital due to Seller will bear interest at the rate of fifteen percent (15%) per annum on a pro rated basis for each day that Buyer fails to make the required payment; and (ii) Seller shall have the right, in addition to any of its other remedies under this Agreement, or at law or equity, to reduce any amounts to be paid to Buyer (whether pursuant to this Agreement, pursuant to the Drilling Services Agreement or otherwise) by an amount up to the amount required, but not paid, under this Section 3.3(e).

(f)           Independent Accountants' Fees.  The fees of the Independent Accountants incurred pursuant to Section 3.3, if any, shall be allocated between Buyer, on the one hand, and Seller, on the other hand, so that each party's share of such fees shall be in the same proportion that (i) the aggregate amount of disputed amounts as finally determined by the Independent Accountants against Buyer or Seller, as the case may be, bears to (ii) the aggregate amount of disputed amounts submitted by the parties to the Independent Accountants.

4.           Closing.

4.1           Closing Date.  The closing of the Contemplated Transaction (the "Closing") will take place on the next Business Day after all the conditions set forth in Article 8 have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), or at such other place, time and date as may be agreed by the parties.  Other than for purposes of the representations and warranties set forth herein (with respect to which the Closing shall be deemed effective as of the time the Closing is consummated), the Closing shall be deemed to be effective as of the opening of business on the Closing Date (the "Effective Time"). The Closing may be accomplished remotely by the electronic exchange of all closing deliveries required by Section 4.2 between the parties.  The date on which the Closing actually occurs is referred to herein as the "Closing Date."

4.2           Closing Deliveries.

(a)           At the Closing, Seller will deliver or cause to be delivered to Buyer the following items:

(i)           the Drilling Services Agreement, executed by Seller;

(ii)          pay-off letters, cancelled promissory notes and lien releases, as applicable, regarding the Indebtedness of the Company  (collectively, "Payoff Letters"), each in form and substance reasonably satisfactory to Buyer;

(iii)         the share certificates representing the Shares and the WWE Shares, duly endorsed for transfer or accompanied by duly executed transfer powers;

(iv)         an instrument signed by Seller and Juniper Resources, LLC, a private company controlled by Ron Guill, consenting to the Contemplated Transaction, waiving compliance with the provisions of the Credit Agreement, dated October 31, 2008, restricting the sale of the Company by Seller, and terminating the Security Agreement and Collateral Assignment and Pledge of Stock and Security Agreement, each dated October 31, 2008, pursuant to which Seller pledged the Shares as collateral for a loan from Ron Guill to Seller.

(v)          resignations executed by all existing directors and officers of the Company;

(vi)         a certificate of the Secretary of the Company  verifying that all Indebtedness of the Company to Seller and its Affiliates and any officer, manager or director of the Company has been satisfied and released in full;

(vii)        certified copies of the Organizational Documents of the Company and of any of the Company’s subsidiaries;

(viii)       the stock transfer records and original minute book for the Company and any of the Company’s subsidiaries;

(ix)          general releases from Seller and any other officers or directors of the Company to and in favor of Buyer and the Company in such forms as may reasonably be requested by Buyer;

(x)           a certificate, pursuant to and in the form described in Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a foreign person within the meaning of Sections 1445 and 897 of the Code (each such certificate, a "FIRPTA Certificate").  Notwithstanding anything to the contrary in this Agreement, if Buyer does not obtain a FIRPTA Certificate from Seller, Buyer shall be entitled to proceed with the Closing and withhold from the Closing Payment otherwise payable to Seller the appropriate amounts required to be withheld pursuant to Section 1445 of the Code;

(xi)          a good standing certificate for the Company, issued as of a date which is no more than seven (7) Business Days before the Closing Date, by the Secretary of State for the Company's jurisdiction of formation and other states where the Company is qualified to do business;

(xii)         an opinion of counsel in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, covering the matters set forth in Exhibit "C" hereto; and

(xiii)        such other certificates, documents and/or instruments as Buyer may reasonably request.

(b)           At the Closing, Buyer will deliver or cause to be delivered to Seller or other designated person the following items:

(i)            the Promissory Note, executed by Buyer;

(ii)           the Drilling Services Agreement, executed by the Company;

(iii)          to the payees thereof, cash by wire transfer of immediately available funds to accounts designated in the Payoff Letters with respect thereto, in an amount sufficient to repay, as necessary, the Indebtedness to be Assumed;

(iv)          to Seller, cash by wire transfer of immediately available funds to an account or accounts designated by Seller to satisfy the Closing Payment;

(v)           a good standing certificate for Buyer, issued as of a date which is no more than seven (7) Business Days before the Closing Date, by the Secretary of State for Buyer’s jurisdiction of formation; and

(vi)          such other certificates, documents and/or instruments as Seller may reasonably request.

5.           Representations and Warranties of the Company and Seller. As a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transaction, Seller and the Company hereby jointly and severally, and in reliance upon certifications from the President and Vice-President of the Company with respect to certain of the statements contained in this Article 5, represent and warrant to Buyer that all of the statements contained in this Article 5 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date.

5.1           Authority; Consents; Enforcement; Noncontravention.

(a)           Authority of the Company; Enforceability.  This Agreement constitutes, and the Seller Ancillary Documents, as applicable, will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other Legal Requirements from time to time in effect affecting creditors' rights generally and principles governing the availability of equitable remedies.  The Company has the absolute and unrestricted corporate right, power, authority and capacity to execute and deliver this Agreement and the Seller Ancillary Documents to which it is a party and to perform its obligations under this Agreement and the Seller Ancillary Documents, and such actions have been duly authorized by all necessary action by the Company’s shareholder and board of directors.

(b)           Authority of Seller; Enforceability. This Agreement constitutes, and the Seller Ancillary Documents, as applicable, will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other Legal Requirements from time to time in effect affecting creditors' rights generally and principles governing the availability of equitable remedies.  Seller has the absolute and unrestricted corporate right, power, authority and capacity to execute and deliver this Agreement and the Seller Ancillary Documents to which it is a party and to perform its obligations under this Agreement and the Seller Ancillary Documents, and such actions have been duly authorized by all necessary action by Seller’s shareholders and board of directors.

(c)           Consents.  No consent, action, approval or authorization of, or registration, declaration or filing with, any Governmental Body is required for the performance of the terms of this Agreement and the completion of the Contemplated Transaction.

(d)           Noncontravention. Except as set forth on Schedule 5.1(d), neither the execution and the delivery of this Agreement and the Seller Ancillary Documents, nor the compliance with or the fulfillment of the terms, conditions and provisions hereof or thereof, will (i) violate any Legal Requirement of the Company or Seller, or any provision of the Company's Organizational Documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, grant of rights, lease, license, instrument or other arrangement to which the Company or Seller is a party or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or Seller, (iii) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or Seller is a party or by which any of them is bound or to which any of their assets are subject, or (iv) require the approval, consent, authorization or act of, or the making by the Company or Seller of any declaration, filing or registration with, any Person.

5.2           Corporate Status.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho and is authorized to transact business in such state, and is authorized to transact business in, and is in good standing in every jurisdiction in which such authorization is required.  The Company has, and at all times has had, full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its Business as and where such Business has been and is now being conducted.  The Company has delivered to Buyer true and complete copies of the Company's Organizational Documents, as amended to the date hereof.

5.3           Capitalization, Share Ownership and Rights.

(a)           Capitalization.  The authorized capital stock of the Company consists of 20,000 shares of common stock, $1.00 par value (collectively referred to as the "Common Stock").  There are 102 shares of Common Stock issued and outstanding (the "Shares").  All of the Shares are duly authorized, validly issued, fully-paid and non-assessable and are not subject to, nor were they issued in violation of any preemptive rights, rights of first refusal or similar rights, and the Shares are held by Seller free and clear of all options, calls, puts, rights to subscribe, conversion rights and other Encumbrances.  Seller is the sole shareholder of the Company and has been the sole shareholder of the Company since March 6, 2006.

(b)           No Outstanding Rights.  There are no, nor are there any agreements, commitments or arrangements not yet fully performed which would result in any, outstanding agreements, arrangements, subscriptions, options, warrants, calls, rights or other commitments of any character relating to the issuance, sale, purchase or redemption of the Shares or Common Stock.  There are no outstanding securities of the Company other than the Shares.  There is no outstanding or authorized phantom stock or similar rights with respect to the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

(c)           Stock Issued in Compliance With Laws.  None of the Common Stock has been issued in violation of any Legal Requirement pertaining to the issuance of securities or in violation of any rights, preemptive or otherwise, of any present or past shareholder of the Company.

(d)           Title to Buyer.  Upon consummation of the Contemplated Transaction, Buyer will own and hold good and valid title to the Shares, free and clear of all Encumbrances (other than those arising through Buyer) and there shall be no other shareholder of the Company.

(e)           Subsidiaries. Other than WWE, there are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any Equity Interest or any right (contingent or otherwise) to acquire the same.  The Company is not a member of (nor is any part of the Business conducted through) any partnership nor is the Company a participant in any joint venture or similar arrangement.   Other than Seller, which owns fifty (50) shares of WWE, the Company is the only shareholder of WWE. There are no outstanding securities of WWE other than the shares of WWE owned by Seller and the Company.

5.4           Financial Statements.  Attached to Schedule 5.4 are copies of the Company's (a) unaudited balance sheets as of September 30, 2008, 2009 and 2010 and its unaudited consolidated statements of income for the Company’s fiscal years ended 2008, 2009 and 2010 (the "Year-End Financial Statements"), and (b) unaudited balance sheet as of July 31, 2011 (the "Interim Balance Sheet") and its unaudited statement of income for the ten-month period ended July 31, 2011 (collectively, the "Interim Financial Statements," and together with the Year-End Financial Statements, the "Financial Statements").  All adjustments, consisting of normal recurring adjustments necessary to present fairly in all material respects the financial position, results of operations have been included in the Interim Financial Statements.  The Financial Statements (i) were prepared in accordance with the books and records of the Company; (ii) (A) were prepared in accordance with the Company's accounting policies and principles, (B) are in accordance with GAAP, except that such statements are unaudited and certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted; (iii) are accurate and present fairly in all material respects the financial condition and results of operations of the Company at the dates and for the periods covered thereby; and (iv) have been prepared in accordance with sound accounting procedures applied on a basis consistent with the past practices of the Company.  The Company maintains internal accounting controls that provide reasonable assurance that all transactions are recorded as necessary in order to present fairly the financial condition and results of operations of the Company.

5.5           Absence of Undisclosed Liabilities.  Except as set forth on Schedule 5.5, to the Knowledge of the Company and Seller, (a) on the date of the Interim Balance Sheet, the Company had no Liabilities (and, to the Knowledge of the Company and Seller, there is no basis for any such Liabilities) except as shown, and in the amounts shown, on the Interim Balance Sheet; and (b) on the Closing Date, the Company will have no Liabilities (and, to the Knowledge of the Company and Seller, there will be no basis for any such Liabilities) except as shown, and in the amounts shown, on the Closing Date Balance Sheet.  From the date of the Interim Balance Sheet to the date hereof, the Company has not incurred or become subject to any Liability, other than Liabilities incurred in the Ordinary Course of Business and either paid in full in the Ordinary Course of Business or reflected on the regular books of account of the Company, as applicable.

5.6           Absence of Certain Events.

(a)           Since the date of the Interim Balance Sheet, except in the Ordinary Course of Business or as otherwise set forth in this Agreement, neither the Company, nor Seller in relationship to ownership of the Company has, except as set forth on Schedule 5.6:

(i)           sold or transferred any of its assets, waived or released any debts, claims, rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets or written down or off any receivable in excess of $5,000;

(ii)           made any capital expenditures or capital commitments in excess of $5,000 for any single one or series of related transactions or in excess of $10,000 in the aggregate;

(iii)         made any change in the Business, except such as would not individually or in the aggregate have a Material Adverse Effect;

(iv)         suffered any casualty, damage, destruction or loss to the Company's properties in excess of $5,000 for any one event or in excess of $10,000 in the aggregate;

(v)          declared, set aside or paid any dividends or distributions in respect of the Shares;

(vi)         suffered a Material Adverse Effect;

(vii)        sold, transferred, abandoned, exclusively licensed or otherwise disposed of any patents, trademarks or copyrights, or any Material patent, trademark or copyright applications or registrations.

(viii)       made any payment (except in the Ordinary Course of Business) or increase of any bonuses, salaries or other compensation to any director, officer or employee or entry into any employment, severance or similar contract with any director, officer or employee;

(ix)          made, adopted, amended or increased the payments to or benefits under, any Benefit Plan, except such as would not individually or in the aggregate have a Material Adverse Effect;

(x)           entered into, terminated or received notice of termination of (A) any license, joint venture, credit or similar contract to which the Company is a party, or (B) any contract or transaction involving a total remaining commitment by the Company of at least $10,000;

(xi)          received any indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with the Company, except such as would not individually or in the aggregate have a Material Adverse Effect; or

(xii)         made any Material change in the accounting methods used by the Company; or

(xiii)        entered into any agreement or commitment (whether or not in writing) to do any of the above.

(b)           Since the date of the Interim Balance Sheet, the Company has:

(i)           used its Reasonable Best Efforts to preserve the Business and organization of the Company as such Business was conducted on and prior to the date of the Interim Balance Sheet and to keep available the services of the Company's employees and to preserve the goodwill of the Company's customers and others having business relationships with the Company; and

(ii)           continued the Business and maintained the operations and equipment, books, records and files in the Ordinary Course of Business.

5.7           Books and Records.  Prior to the execution of this Agreement, the Company made available to Buyer for its examination the books and records of the Company.  Such books and records have been maintained in the Ordinary Course of Business and in accordance with sound business practices, including the maintenance of an adequate system of internal controls, are correct and complete, and represent actual, bona fide transactions.  The minute books of the Company contain complete records of meetings held of, and corporate action taken by, Seller, the board of directors and the committees of the board of directors of the Company and have been made available to Buyer for its examination prior to the execution of this Agreement.  The minute books accurately reflect all holders of Equity Interests in the Company.  At the Closing all such books and records shall be in the possession of the Company.

5.8           Certain Payments.  Neither the Company, nor Seller or, to the Knowledge of the Company and Seller, any other Person acting on behalf of the Company has, directly or indirectly, made any contributions or paid or delivered or committed itself to pay or deliver, any fee, commission, gift, bribe, rebate, payoff, influence payment or kickback, regardless of form, whether in money, property or services or other payment of money or items of property or services, however characterized, to any Person that in any manner is related to the Business and that violates any Legal Requirement.

5.9           Compliance With Legal Requirements; Governmental Authorizations.

(a)           Compliance With Legal Requirements.  The Company is in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business as conducted by the Company prior to the date hereof, except such as would not individually or in the aggregate have a Material Adverse Effect.

(b)           Governmental Authorizations.  The Company's Governmental Authorizations are valid and in full force and effect, and, except as set forth on Schedule 5.9(b):

(i)           the Company is in compliance with all of the terms and requirements of each Governmental Authorization, except such as would not individually or in the aggregate have a Material Adverse Effect;

(ii)          no event has occurred, nor does any circumstance exist, to the Knowledge of the Company and Seller, that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any Material term or requirement of any Governmental Authorization or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Material Governmental Authorization, except such as would not individually or in the aggregate have a Material Adverse Effect; and

(iii)         all applications required to have been filed for the renewal of Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except such as would not individually or in the aggregate have a Material Adverse Effect.

The Company has all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the Business in the manner in which the Company currently conducts and operates such Business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets, except such as would not individually or in the aggregate have a Material Adverse Effect.  There will not be a Material Adverse Effect with respect to the Governmental Authorizations as a result of the consummation of the Contemplated Transaction.

5.10           Condition and Sufficiency of Assets. Except as set forth in Schedule 5.10, the Company owns or leases all Facilities, buildings, machinery, equipment and other tangible property necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted.   The buildings, structures and equipment of the Company are structurally sound, are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used and presently are proposed to be used, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not Material in nature or cost, and the buildings, structures and equipment of the Company is sufficient for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing.

5.11           Contracts. Schedule 5.11 contains a complete and accurate list of all Material contracts which the Company is a party including, but not limited to:

(i)           any agreement (or group of related agreements), written or oral, for the lease of personal property by the Company to or from any Person;

(ii)          any agreement that involves performance of services or delivery of goods or materials by the Company;

(iii)         any agreement concerning a partnership or limited partnership, joint venture, limited liability company or limited liability partnership, including any agreement with such an organization, which provides for a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(iv)         any agreement granting a power of attorney by the Company to any Person;

(v)          any agreement, other than purchase orders for the purchase of inventories in the Ordinary Course of Business, involving a written warranty or guaranty and any other similar understanding with respect to contractual performance extended by the Company;

(vi)         any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed any Indebtedness;

(vii)        any contract, arrangement or commitment containing covenants by the Company not to compete in any line of business with any Person or restricting the customers from whom the Company may solicit or conduct business or any contract, arrangement or commitment involving a covenant of confidentiality made by the Company to or for the benefit of any other Person;

(viii)       any contract under which Intellectual Property material to the Company or to the Business as it has existed during the five (5) years prior to the date hereof is licensed or rights with respect thereto (excluding non-exclusive licenses and permissions granted in the Ordinary Course of Business) are granted to any Person;

(ix)          any agreement under which the Company has advanced or lent any amount of money or property to Seller or to any of the Company's directors, officers or employees or by which any such Person is liable to the Company for any Indebtedness, which has not as of the date of this Agreement, been paid in full; or

(x)           any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

(xi)          any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000, other than purchase orders for the purchase of inventories in the Ordinary Course of Business.

The Company has delivered to Buyer a correct and complete copy of each written agreement listed or required to be listed on Schedule 5.11 and a written summary setting forth the terms and conditions of each oral agreement that is set forth, or required to be set forth, on Schedule 5.11.  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable and in full force and effect in respect to the Company; (ii) the Company is not and to the Knowledge of the Company no third party is in breach or default and to the Knowledge of the Company no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under this Agreement; and (iii) the consummation of the Contemplated Transaction will not result in a breach, termination or default under any such agreement or otherwise have any Material Adverse Effect with respect to any such agreement.

5.12           Employee Benefits.

(a)           Benefit Plans.  Other than as set forth on Schedule 5.12(a), the Company is not a plan sponsor or an ERISA affiliate, as determined under Code Sections 414(b) and (c) (an "ERISA Affiliate"), as to, nor has the Company or an ERISA Affiliate contributed to, and neither the Company nor an ERISA Affiliate does now contribute to, any "Pension Plan," within the meaning of ERISA Section 3(2), "Defined Benefit Plan," within the meaning of ERISA Section 3(35), "Multiemployer Plan," within the meaning of ERISA Section 3(37), or any compensation plans providing stock options, stock purchase, deferred compensation, severance, change of control, fringe benefits or any other employee benefits of any nature whatsoever (collectively referred to herein as "Benefit Plans").  Neither the Company nor any ERISA Affiliate has, nor did the Company or an ERISA Affiliate have at any time, any obligation, arrangement, plan or agreement to provide present or future benefits, other than salary or wages, as compensation for services rendered, to any of its present or former employees, officers, directors, agents or representatives, to any voluntary employees' beneficiary association under Section 501(c)(9) of the Code ("VEBA") whose members include present or former employees of the Company or an ERISA Affiliate.

(b)           Compliance of Benefit Plans With ERISA and Code.  Except as set forth on Schedule 5.12(b):

(i)           the Company has performed all of its obligations under all Benefit Plans and has made appropriate entries in its financial records and statements for all Liabilities under all Benefit Plans that have accrued but are not due;

(ii)          all of the Benefit Plans and any related trust agreements or annuity contracts (or any funding instrument) comply currently with the provisions of ERISA and the Code, where required in order to be a qualified plan under Section 401(a) of the Code and tax exempt under Section 501 of the Code;

(iii)         no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax exempt status of any such Benefit Plan;

(iv)         neither the Company nor any Person who is a fiduciary or otherwise has a relationship to a Benefit Plan or a Multiemployer Plan has any Liability to the IRS, DOL, PBGC, any Multiemployer Plan or any participant or beneficiary (other than routine claims for benefits) with respect to a Benefit Plan or any Liability under Section 502 of ERISA;

(v)          all contributions and payments made or accrued with respect to all Benefit Plans are deductible under Sections 162 or 404 of the Code, and no amount or any asset of any Benefit Plan is subject to Tax as unrelated business taxable income;

(vi)         all filings required by ERISA and the Code as to each Benefit Plan have been filed, and all notices and disclosures to participants required by either ERISA or the Code have been provided; and

(vii)        other than routine claims for benefits submitted by participants or beneficiaries in the ordinary course, no claim against or Proceeding involving any Benefit Plan is pending; and

(c)           No Benefit Plans Subject to Title IV of ERISA or Section 412 of the Code.  Neither the Company nor any ERISA Affiliate participates in or contributes to, or has ever participated in or contributed to, a Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(d)           Administration and Cost of Plans.  Each of the Benefit Plans has been administered in compliance with its terms and in compliance with the requirements of the Code and ERISA and all reports required by any Governmental Body with respect to each such Benefit Plan have been filed.

(e)           No Prohibited Transactions.  Neither the Company nor any of its present or former directors, officers or employees who are fiduciaries, nor any other fiduciary of any of the Pension Plans or Welfare Plans, within the meaning of ERISA Section 3(1), has engaged in any transaction in violation of Section 406 of ERISA for which no exemption exists under Section 408 of ERISA or any Prohibited Transaction for which no exemption exists under Sections 4975(c)(2) or 4975(d) of the Code.

(f)           Compliance of Health Plans.  Each Group Health Plan maintained by the Company has been administered in compliance with all Legal Requirements.

(g)           Copies of Documents.  The Company has furnished to Buyer a true and complete copy of all documents that set forth the terms of each Benefit Plan listed or required to be listed on Schedule 5.12(a) and the summary plan descriptions which the Company or an ERISA Affiliate are obligated to prepare for such plans and all summaries and descriptions furnished to participants and beneficiaries regarding Benefit Plans for which a summary plan description is not required, all top hat notices filed with respect to any Benefit Plan, all Forms 5500, 5300, 5310 and 5330 filed in the past three years.

(h)           No Entitlements.  The consummation of the Contemplated Transaction will not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Closing Date) (i) entitle any present or former employee, consultant, officer or director of the Company to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Benefit Plan, or (iii) result in any increase in benefits payable under any Benefit Plan.

(i)           Section 162(m).  The Company does not maintain any Benefit Plans, programs or arrangements the payments under which would not be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(j)           Excess Parachute Payments.  As a result, directly or indirectly, of the Contemplated Transaction by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Closing Date), none of the Company, Seller, or Buyer will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code or any corresponding provision of state, local or foreign Tax law) of the Company without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(k)           Section 409A.  The Company does not maintain and has never had any obligation to maintain any plan, contract or arrangement providing for the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code and the regulations issued thereunder.

5.13           Employees Matters.

(a)           Employee Claims.  Set forth on Schedule 5.13(a) is a description of all claims made against the Company by current or former officers or employees of the Company with respect to compensation, employment practices, employment opportunity or similar matters within the last 24 months; to the Knowledge of the Company and Seller, no such additional claims are pending, Threatened or reasonably likely to be Threatened.

(b)           Agreements With Employees.  The Company is not bound by any oral or written:

(i)           except for as set forth on Schedule 5.13(b)(i), employee collective bargaining agreement, employment agreement (other than employment agreements terminable by the Company without premium or penalty on notice of 30 days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current employee benefits), consulting, advisory or service agreement (other than agreements terminable by the Company without premium or penalty upon notice of 30 days or less), deferred compensation agreement or confidentiality agreement or covenant not to compete granted by the Company in favor of others;

(ii)          contract or agreement with any officer or employee (other than employment agreements disclosed in response to clause (i) or excluded from the scope of clause (i)), agent or attorney-in-fact of the Company, including any agreement providing any severance payment or any payment in the event of a change in control of the Company;

(iii)         obligation to provide, presently or in the future, retiree medical insurance coverage, retiree life insurance coverage and other benefits for retired employees, officers or directors of the Company or their dependents; or

(iv)         agreements to provide employee "stay-put" or sale bonuses or any other compensation in connection with or triggered by the Contemplated Transaction, whether directly or indirectly.

(c)           WARN Act.  The Company has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement.  Schedule 5.13(c) contains a complete and accurate list of employees the Company has terminated during the ninety (90) day period prior to the date of this Agreement.

(d)           Confidentiality and Noncompetition Agreements.

(i)           Except such as would not individually or in the aggregate have a Material Adverse Effect, no officer, employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such officer, employee or director and any other Person (each a "Proprietary Rights Agreement") that in any way adversely affects or will affect (A) the performance of his or her duties as an officer, employee or director of the Company or (B) the ability of the Company to conduct the Business as conducted on and prior to the date hereof and to take advantage of any and all corporate opportunities presented to it, including any Proprietary Rights Agreements with the Company by any such officer, employee or director.

(ii)          All noncompetition agreements currently in force between the Company and (A) officers or sales or management personnel of the Company, or (B) third parties are listed on Schedule 5.13(d), and complete copies have been provided to Buyer.

5.14           Environmental Matters.

(a)           Compliance with Environmental Laws.  The Company is, and within any applicable statute of limitations has been, in compliance with all applicable Environmental Laws, except such as would not individually or in the aggregate have a Material Adverse Effect.  The Company has no basis to expect, nor has it received, any actual or Threatened Order, notice or other communication from (i) any Governmental Body or private citizen or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company has had an interest or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible for or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)           Permits. Except such as would not individually or in the aggregate have a Material Adverse Effect, all permits required under Environmental Laws ("Environmental Permits") for conducting the operations of the Company as it is currently being operated, have been obtained and are currently in full force and effect and, to the Knowledge of the Company and Seller, there are no conditions or circumstances under which any such existing Environmental Permit could be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit could reasonably be expected to be protested or denied.

(c)           No Claims.  There are no pending or, to the Knowledge of the Company and Seller, Threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which the Company has or had an interest.

(d)           No Orders.  The Company has not received any citation, directive, inquiry, notice, Order, summons, warning or, to the Knowledge of the Company and Seller, other oral communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental Law or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company has or previously had an interest or, with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company has been transported, treated, stored, handled, transferred, disposed, recycled or received.

(e)           Hazardous Materials.  Except as set forth in Schedule 5.14(e):

(i)           The Company has not conducted manufacturing or printing operations at the Facilities or any other location;

(ii)          no above ground or underground storage tanks, landfills, dumps, pits, ponds or lagoons containing any Hazardous Materials have been or are present at the Facilities;

(iii)         there has been no Release of any Hazardous Material at the Facilities or any other location at which the Company had an ownership interest or conducted operations that could reasonably be expected to give rise to Environmental, Health and Safety Liabilities on the part of the Company;

(iv)         there are no Hazardous Materials present in the Environment at the Facilities, including any Hazardous Materials contained in barrels, tanks, landfills, deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities or incorporated into any structure therein or thereon except in compliance with Environmental Laws; and

(v)          none of the Company, Seller or, to the Knowledge of the Company and Seller, any other Person for whose conduct the Company is or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which either the Company has or had an interest, except in compliance with applicable Environmental Laws.

(f)           Access to Reports, etc.  The Company has made available to Buyer true and correct copies of all reports, studies, analyses or test results possessed by the Company pertaining to Hazardous Materials or Hazardous Activities in or under the Facilities or concerning compliance by the Company with applicable Environmental Laws.

5.15           Insurance.  The Company has delivered to Buyer copies of each insurance policy currently in place and pertaining to the Company and its property, shareholders, directors, officers, employees, representatives or agents.  With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and, in full force and effect in respect of the Company, (ii) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred, which with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy, and (iii) the consummation of the Contemplated Transaction will not result in a breach, increase in premium amount, termination or default under any of the Company's insurance policies or otherwise have any Material Adverse Effect with respect to any such policy.  The insurance policies as a whole are consistent with the past practices of the Company regarding insurance coverage and amounts, and there is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

5.16           Intellectual Property. All Intellectual Property of the Company, whether applied for or registered with any governmental body or held at common law by the Company is valid and subsisting.  To the Knowledge of the Company and Seller, no other Person is infringing, misappropriating or making any unlawful use of, and no Intellectual Property owned or used by any other Person infringes or conflicts with, any of the Company’s Intellectual Property.  The Company has never misappropriated or, to the Knowledge of the Company and Seller, made unlawful use of any Intellectual Property or proprietary rights owned by any other Person. The Company has never received any notice or other communication that any of the Company’s Intellectual Property, or the use or ownership thereof, infringed upon, misappropriated or made unlawful use of, any Intellectual Property or proprietary right owned or used by any other Person. The Intellectual Property owned or used by the Company constitutes all of the Intellectual Property used by the Company in connection with the Business as currently conducted and necessary to continue to conduct the Business as presently proposed to be conducted.  Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing.

5.17           Labor Relations; Compliance. The Company is not now, nor has it ever been  a party to any collective bargaining or other labor contract.  There has not been and there is not presently pending or, to the Knowledge of the Company and Seller, Threatened, (i) any strike, slowdown, picketing, work stoppage or employee grievance process, (ii) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by a union with the National

Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting the Company or its premises, or (iii) any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by the Company and no such action is contemplated.  The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health and plant closing, except such as would not result individually or in the aggregate in a Material Adverse Effect.  The Company is not liable for the payment of any compensation, Damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, except such as would not result individually or in the aggregate in a Material Adverse Effect.

5.18           Proceedings; Orders.

(a)           Proceedings.  There is no Proceeding pending or, to the Knowledge of the Company and Seller, Threatened against or relating to the Company or its assets.  All legal expenses of the Company that have been or will be incurred but not yet paid prior to the Closing Date, whether or not invoiced to the Company, will be represented by accruals on the Closing Date Balance Sheet.

(b)           Orders. Except as set forth on Schedule 5.18, there is no Order to which the Company or any of the assets owned or used by the Company is subject.  To the Knowledge of the Company and Seller, no officer, director, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.  The Company is, and at all times has been, in compliance with all of the terms and requirements of each Order to which it or any of the assets owned or used by it is or has been subject.  No event has occurred, nor does any circumstance exist, that may constitute or may reasonably be expected to result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any of the assets owned or used by the Company is subject.  The Company has never received any written notice, or any oral notice, from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with, any term or requirement of any Order to which the Company or any of the assets owned or used by the Company is or has been subject.

5.19           Agent, Finder or Broker.  The Company has no Liability to pay any fees or commissions to any agent, broker or finder with respect to the Contemplated Transaction.

5.20           Real Property.

(a)           Owned Real Property. Set forth on Schedule 5.20(a) is a true and complete list and brief description of all Owned Real Property.  With respect to the Owned Real Property:

(i)           The Company has delivered to Buyer correct and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances.

(ii)          At the time of Closing, the Owned Real Estate shall be free and clear of all Real Estate Encumbrances other than those identified in Schedule 5.20(a)(ii) as reasonably acceptable to Buyer ("Permitted Real Estate Encumbrances");

(iii)         Use of the Owned Real Estate for the various uses for which it is presently being used is permitted as of right under applicable zoning legal requirements, and all improvements located thereon are in compliance with all applicable Legal Requirements, except such as would not result individually or in the aggregate in a Material Adverse Effect.

(b)           Leased Real Property.  Set forth on Schedule 5.20(b) is a true and complete list and brief description of all Leased Real Property.  With respect to the Leased Real Property:

(i)           the Company has delivered to Buyer correct and complete copies of the Leases.

(ii)          the Leases are in full force and effect, and (A) neither the Company nor, to the Knowledge of the Company and Seller, any landlord is in default under any of the Leases and (B) no event has occurred which, with the giving of notice or the passage of time or both, would result in a default by the Company or, to the Knowledge of the Company and Seller, any landlord under any of the Leases;

(iii)         to the Knowledge of the Company and Seller, no other party to any Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)         to the Knowledge of the Company and Seller, no other party to any Lease has repudiated any provision thereof;

(v)          there are no disputes, oral agreements, or forbearance programs in effect as to any Lease;

(vi)         the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any leasehold;

(vii)        all Facilities have received all Governmental Authorizations (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Legal Requirements (including all zoning requirements), except such as would not result individually or in the aggregate in a Material Adverse Effect;

(viii)       the land for each Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of the real property on which the Facility is located, and the Facility is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction;

(ix)          to the Knowledge of the Company and Seller, the landlord under each lease has good and valid title to the Leased Real Property;

(x)           there are no pending or, to the Knowledge of the Company and Seller, Threatened, condemnation Proceedings, lawsuits, or administrative actions relating to the parcel, or other matters affecting adversely the use, occupancy or value, or the marketability of title, thereof; and

(xi)          there are no parties (other than the Company) in possession of any Leased Real Property.

5.21           Taxes; Tax Returns; Tax Elections.

(a)           Tax Returns.  The Company has filed on a timely basis all Tax Returns that the Company had a Legal Requirement to file.  All such Tax Returns were correct and complete in all Material respects, and the Company has timely paid all Taxes or installments thereof of every kind and nature whatsoever legally due whether or not shown on any Tax Return.  The Company is not currently the beneficiary of any extension of time within which to file a Tax Return.  The Company has no claims outstanding by any authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction and, to the Knowledge of the Company and Seller, there are no such claims Threatened.  There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any assets of the Company.

(b)           Elections.  All Tax elections that have been made by the Company are reflected in the Tax Returns.  The Company has not made any election under Section 481(a) of the Code.  The Company has not agreed or is required to make any adjustment under Section 481(a) of the Code (or any corresponding provision of foreign, state or local Tax law) by reason of a change in accounting method or otherwise that will affect the Liability of the Company for Taxes.  The Company has not made an election nor is required to treat any asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code.  The Company has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.  The Company owns no assets that were financed, directly or indirectly, with or that, directly or indirectly, secure debt, the interest on which is Tax-exempt under Section 103(a) of the Code.

(c)           Withholdings.  The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employees and others, except such as would not individually or in the aggregate have a Material Adverse Effect.

(d)           Waivers of Statute of Limitations.  The Company has not waived any statute of limitation, which would otherwise be currently in effect, in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.  There are no Proceedings and, to the Knowledge of the Company and Seller, no investigations or claims now Threatened against the Company, nor are there any matters under audit with the Internal Revenue Service or other Governmental Body, relating to any Taxes or assessments or any claims or deficiencies with respect thereto.

(e)           Tax Agreements.  The Company is not, nor has ever been, a party to any Tax allocation or sharing agreement.  The Company (i) has not been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Seller) and (ii) has no liability for the Taxes of any Person (other than any of the Seller, the Company or any other subsidiary of the Seller) under Section 1.1502-6 of the Treasury Regulation (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f)           Section 355(e) Liability.  The Contemplated Transaction, either by itself or in conjunction with any other transaction that the Company may have entered into or agreed to, will not give rise to any federal income Tax Liability under Section 355(e) of the Code for which the Company may be held liable.

(g)           Partnerships.  There are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which the Company is a party that could be treated as a partnership for federal income Tax purposes.

(h)           Foreign Taxes. Except as set forth on Schedule 5.21(h), the Company has no, nor has ever had, a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has the Company otherwise taken steps that have exposed, or will expose, the Company to the taxing jurisdiction of a foreign country.

5.22           Title to Properties. Except as set forth on Schedule 5.22, the Company has good and valid title to all of its properties, interests in properties and assets, tangible and intangible (excluding leased properties), including all of its buildings, vehicles, equipment, furniture and fixtures.  All such properties, interest in properties and assets are free and clear of all Encumbrances, except for current ad valorem or other property Taxes or regular or special assessments not yet due and payable.

5.23           Accounts Receivable. The Accounts Receivable that are on the accounting records of the Company as of the Closing Date represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business.  Such Accounts Receivable are as of the Closing Date current and collectible, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.  To the Knowledge of the Company and Seller, there is no contest, claim, defense or right of set-off, other than returns in the Ordinary Course of Business of the Company, with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

5.24           Inventories. The Company's inventories as reflected on the accounting records of the Company as of the Closing Date consist of a quality and quantity usable, and with respect to finished goods, saleable, in the Ordinary Course of Business of the Company.  The Company is not in possession of any inventory not owned by the Company, including goods already sold.  All of such inventories have been valued at the lower of cost or market value.  The quantities of each item of inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.

5.25           Related Party Transactions. Except for this Agreement and as set forth on Schedule 5.25, there are no transactions or agreements (whether written or oral) between or among the Company and any of its Affiliates, officers, directors, Seller or any near relative (i.e., spouse, child, parent, sibling, grandparent, uncle, aunt, niece, nephew, first cousin or spouse) of any such Person (each of the foregoing, a "Related Party").  Except for Seller's interests in the Shares, neither the Company nor any Related Party has any direct or indirect interest in any other entity that competes with, has any agreement or arrangement with, is a creditor of or is owed any amount by, or is involved in any way with, the Company.

5.26           MSHA/OSHA.

(a)           The operations of the Company have been and are in compliance with MSHA, OSHA and all Governmental Authorizations issued pursuant to MSHA and OSHA, except such as would not result individually or in the aggregate in a Material Adverse Effect.

(b)           The Company has obtained all Governmental Authorizations required under MSHA and OSHA necessary to operate the Business, except such as would not result individually or in the aggregate in a Material Adverse Effect.

(c)           Other than as set forth on Schedule 5.26, the Company has not received any written or oral communication alleging that the Company is in violation of MSHA or OSHA or any Governmental Authorization issued pursuant to MSHA or OSHA, and/or has any Liability under MSHA or OSHA.

(d)           There are no investigations pending or Threatened in a writing received by the Company which could lead to the imposition of any Liability on the Company pursuant to MSHA or OSHA.

5.27           Full Disclosure.  Neither this Agreement nor any Seller Ancillary Documents to which either Seller or the Company is a party contains any untrue statement of a Material fact in respect to Seller or the affairs, prospects, operations or condition of the Company, and no representation or warranty of Seller or the Company in this Agreement or in any Seller Ancillary Document omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.  There is no fact known to Seller that has specific application to Seller or the Company (other than general economic or industry conditions) and that will have a Material Adverse Effect on or, as far as Seller can reasonably foresee, materially Threatens, the assets, Business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

6.           Representations and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement and consummate the Contemplated Transaction, Buyer hereby represents and warrants to Seller that all of the statements contained in this Article 6 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date.

6.1           Corporate Status.  Buyer is an Idaho corporation duly organized, validly existing and in good standing under the laws of the State of Idaho and is authorized to transact business in such state.

6.2           Authority; Consents; Enforcement; Noncontravention.

(a)           Authority of Buyer.  Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Buyer Ancillary Documents and to perform its obligations under this Agreement and the Buyer Ancillary Documents.

(b)           Consents.  No consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body is required for the performance of the terms of this Agreement and the Buyer Ancillary Documents by Buyer.

(c)           Enforcement.  This Agreement and the Buyer Ancillary Documents have been or will be duly executed and delivered by Buyer and do or will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other Legal Requirements from time to time in effect affecting creditors' rights generally and principles governing the availability of equitable remedies.

(d)           Noncontravention.  Neither the execution and the delivery of this Agreement or the Buyer Ancillary Documents, nor the compliance with, or the fulfillment of, the terms, conditions and provisions hereof or thereof, will (i) violate any Legal Requirement of Buyer or any provision of its Organizational Documents, (ii) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets or properties is subject, or (iii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

6.3           Agent, Finder or Broker. Other than to Exemplar Capital, LLC, Buyer has no Liability to pay any fees or commissions to any agent, broker or finder with respect to the Contemplated Transaction.

6.4           Proceedings; Orders.  There are no Proceedings or Orders, pending or, to the Knowledge of Buyer, Threatened or contemplated against Buyer affecting, or which could affect, Buyer's ability to perform its obligations under this Agreement.

6.5           Due Diligence.  Buyer acknowledges that no due diligence materials or other information provided to Buyer in connection with its due diligence review shall be deemed to constitute express or implied representations or warranties and that, except as set forth in the Seller Ancillary Documents, Buyer is not relying upon any representation or warranty in connection with its decision to enter into this Agreement and the transactions set forth herein.  Nothing in this Section 6.5 is, however, intended to limit any of the representations and warranties made in this Agreement or in any of the other Seller Ancillary Documents.

7.           Covenants of Seller, the Company and Buyer.

7.1           Operations of the Company Pending Closing.  The Company and Seller each covenant that from the date hereof through the Closing Date, except (i) as otherwise provided in this Agreement, or (ii) with the written consent of Buyer, the Company and Seller shall:

(a)           continue the Business substantially in the same manner as heretofore conducted, not undertake any transactions or enter into any contracts, commitments or arrangements other than in the Ordinary Course of Business, use its Reasonable Best Efforts to preserve the present Business and organization of the Company and its Subsidiaries and to keep available for the benefit of Buyer the services of the Company's and its Subsidiaries' employees and to preserve for the benefit of Buyer the goodwill of the Company's and its Subsidiaries' customers and others having business relationships with the Company and the Subsidiaries;

(b)           not enter into, renew, extend, modify, terminate, waive or diminish any right under any material lease, contract or other instrument, including but not limited to those relating to the Company's Intellectual Property, except in the Ordinary Course of Business;

(c)           not increase the rate or change the nature of the compensation payable to any of the Company's employees, except in the Ordinary Course of Business (which includes, but is not limited to, the payment of bonuses, matching and profit sharing contributions and regular salary and wage adjustments in a manner consistent with past practice);

(d)           not allow any of the Company's assets or properties to become subject to any Encumbrance that does not exist as of the date of this Agreement, except in the Ordinary Course of Business;

(e)           maintain the Company's existing insurance coverages, subject to variations in amounts in the Ordinary Course of Business;

(f)           not declare or make any dividends or distributions in respect of or in exchange for Shares;

(g)           not make, amend or revoke any federal, state or local Tax election, amend any federal, state or local Tax Return, agree to waive or extend any statute of limitations or resolve or agree to resolve any audit or Proceeding relating to Taxes, to the extent such action impacts any Taxes to be paid or owed by the Company or its Subsidiaries;

(h)           not amend the Company's Organizational Documents;

(i)           not incur any Indebtedness or other obligations for borrowed money;

(j)           not make any loans, advances or capital contributions;

(k)           not settle or compromise any material claim or litigation;

(l)           not engage in any transaction or activity outside the Ordinary Course of Business; and

(m)           not agree to take any of the actions specified above.

7.2           Investigation of the Company by Buyer.  Pending the completion of the Contemplated Transaction, the Company shall (and Seller shall cause the Company to) afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) complete access to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company to the extent Buyer shall deem necessary or desirable and shall promptly furnish to Buyer or its authorized representatives such additional information concerning the Company's assets, properties and operations as shall be reasonably requested, including all such information as shall be necessary or appropriate to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 8 have been satisfied.  Any such investigation shall be conducted in a manner that would not interfere unreasonably with the operations of the Company or any of the Subsidiaries and the arrangements for access to offices, properties, business and financial records, employees, suppliers, customers.

7.3           Transition of the Company.

(a)           Pending Closing.  Pending the completion of the Contemplated Transaction, Seller shall cause the Company to cooperate with Buyer in each and every reasonable way to plan and provide for a smooth transition of the control and operation of the Company to Buyer at Closing, as contemplated herein, including the retention of the Company's suppliers and customers, by such means that Buyer may reasonably request.  The Company covenants to cooperate with Buyer in providing all information required hereunder and access thereto and whatever is reasonably required to carry out the purposes and intent of the Contemplated Transaction.

(b)           After Closing.  After the Closing, Seller shall not take any action that is intended or has the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationship with the Company after the Closing as it maintained with the Company prior to the Closing.  Seller shall refer all customer inquiries relating to the Business to the Company or to Buyer from and after the Closing.

7.4           Further Assurances.  Each of the parties hereto shall, at any time, and from time to time, after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be reasonably required to complete the Contemplated Transaction.  After the Closing Date, Seller shall use its Reasonable Best Efforts to assure that any necessary third party shall execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer and the Company the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the Contemplated Transaction.

7.5           Actions of the Parties.

(a)           No Actions Constituting a Breach.  From the date hereof through the Closing Date, neither the Company nor Seller will take or knowingly permit to be done any action in the conduct of the Business which would be in Breach, and each of the parties hereto shall cause the deliveries for which such party is responsible at the Closing to be duly and timely made.

(b)           Notification of Breaches.  From the date hereof through the Closing Date, the Company and Seller will promptly notify Buyer in writing if the Company or Seller acquires Knowledge of any fact or condition that causes or constitutes a Breach of any of the Company's or Seller's representations and warranties as of the date of this Agreement.  During the same period, the Company and Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of the Company or Seller in this Article 7 or of the occurrence of any event that may make it impossible or unlikely for the conditions in Article 8 to be satisfied.

7.6           Compliance With Conditions.  Each party hereto shall cooperate fully with each other party and shall use its Reasonable Best Efforts to cause the conditions precedent for which such party is responsible to be fulfilled.  Each party hereto shall use its Reasonable Best Efforts and act in good faith, to consummate this Agreement and the Contemplated Transaction as promptly as possible.

7.7           Restrictive Covenants.  In consideration of Buyer's purchase of the Shares from Seller, Seller covenants and agrees as follows:

(a)           Noncompetition.  During the 24-month period following the Closing Date, Seller shall not, either on its own account or directly or indirectly in conjunction with or on behalf of any Person, (i) anywhere in North America (the "Protected Area") engage in the provision of any service substantially similar or in competition with the Business during such period; (ii) be or become a partner, owner, manager, member, agent, or stockholder of, or a consultant to, or give financial or other assistance to any Person engaging or considering engaging in any service substantially similar or in competition with the Business in the Protected Area; or (iii) engage in, or participate in any effort to act to induce any of the customers, associates, consultants and employees of the Company or any of its Affiliates to take any action that might be disadvantageous to the Company or any of its Affiliates.  Notwithstanding the above, this Section 7.7(a) shall not prohibit Seller from being or becoming a stockholder of 10% or less of any publically-traded corporation engaging or considering engaging in any service substantially similar or in competition with the Business in the Protected Area.

(b)           Nonsolicitation.  Seller further agrees that, for a period of 24 months after the Closing Date, it shall not, either on its own account or directly or indirectly in conjunction with or on behalf of any Person (i) solicit or accept, or attempt to solicit or accept, directly or by assisting others, any business from the Company's or any of its Affiliates’ customers, including actively sought prospective customers, for purposes of providing services that are competitive with the Business, or (ii) solicit, recruit or hire, or attempt to solicit, recruit or hire, directly or by assisting others, any employee or encourage any employee of the Company or any of its Affiliates to leave the Company's or any of its Affiliates’ employ.

(c)           Nondisparagement.  Seller further agrees that, for a period of 24 months after the Closing Date, it shall not, either on its own account or directly or indirectly in conjunction with or on behalf of any Person, take any action likely to disparage, defame or otherwise harm the business standing or reputation of Buyer, the Company or any of its Affiliates, or any of their respective officers, directors, members, managers, employees, agents or representatives.

(d)           Enforceable.  It is the intent of the parties that the provisions of this Section 7.7 be enforced to the fullest extent permissible under the laws and public policies of Idaho and any other applicable jurisdiction.  Accordingly, to the extent that any covenant hereunder or a portion thereof shall be adjudicated to be invalid or unenforceable, this Section 7.7 shall be reformed such that the restrictions imposed upon Seller are no greater than would otherwise be permissible under applicable law.  Moreover, each provision of this Section 7.7 is intended to be severable; and in the event that any one or more of the provisions contained in this Section 7.7 shall for any reason be adjudicated to be invalid or unenforceable and incapable of reformation in accordance with the terms of the preceding sentence, the same shall not affect the validity or enforceability of any other provision of this Section 7.7, but this Section 7.7 shall be construed as if such invalid or unenforceable (and nonreformable) provision had not been contained herein.

(e)           Remedies.  Seller hereby acknowledges and agrees that, in the event of a prospective or actual Breach of any of the provisions of this Section 7. 7 by Seller, Damages would not be an adequate remedy to compensate Buyer, the Company and their Affiliates for the loss of goodwill and other harm to the business of Buyer, the Company and their Affiliates.  In the event of a Threatened or actual Breach of any of the provisions of this Section 7.7 by Seller, the parties agree that Buyer and the Company shall be entitled, if any so elects, to a temporary restraining order and to temporary and permanent injunctive relief to prevent or terminate such Threatened or actual Breach, in each case without the necessity of a bond.  In addition, Buyer and the Company shall be entitled to such Damages as any can show it sustained by reason of such Threatened or actual Breach.  Nothing in this Section 7.7 shall be construed to limit in any way the remedies of Buyer and the Company for a Breach of the covenants contained in this Section 7.7.  Buyer and the Company shall have the right to inform any Person that Buyer or the Company reasonably believes to be, or to be contemplating, participating with Seller or receiving from Seller assistance in violation of the terms of this Section 7.7 and the rights of Buyer and the Company hereunder and that participation by any such Person with Seller in activities in violation of this Section 7.7 may give rise to claims by Buyer or the Company against such Person.

(f)           Consideration.  The restrictive covenants contained in this Section 7.7 are materially significant and essential to the Closing of the Contemplated Transaction, and the restrictive covenants in this Section 7.7 are a material component in inducing the payment of the Purchase Price.

(g)           Independent Covenants.  The restrictive covenants of Seller in this Section 7.7 are, and shall be construed as and shall be, independent of the covenants, representations, warranties and obligations of Buyer in this Agreement or otherwise between the Company and Buyer, on the one hand, and Seller, on the other hand.  Accordingly, any default by Buyer or the Company with respect to any such representations, warranties, covenants or obligations shall not constitute an excuse for Seller failing to perform its obligations under this Section 7.7.

7.8           Buyer Restrictive Covenants.  In consideration of Seller’s sale of the Shares and the WWE Shares to Buyer, Buyer covenants and agrees as follows

(a)           Nondisparagement. Buyer and the Company agree that, for a period of 24 months after the Closing Date, they shall not, either on their own account or directly or indirectly in conjunction with or on behalf of any Person, take any action likely to disparage, defame or otherwise harm the business standing or reputation of Seller or any of its Affiliates, or any of their respective officers, directors, members, managers, employees, agents or representatives.

(b)           Enforceable.  It is the intent of the parties that the provisions of this Section 7.8 be enforced to the fullest extent permissible under the laws and public policies of Idaho and any other applicable jurisdiction.  Accordingly, to the extent that any covenant hereunder or a portion thereof shall be adjudicated to be invalid or unenforceable, this Section 7.8 shall be reformed such that the restrictions imposed upon Buyer and the Company are no greater than would otherwise be permissible under applicable law.  Moreover, each provision of this Section 7.8 is intended to be severable; and in the event that any one or more of the provisions contained in this Section 7.8 shall for any reason be adjudicated to be invalid or unenforceable and incapable of reformation in accordance with the terms of the preceding sentence, the same shall not affect the validity or enforceability of any other provision of this Section 7.8, but this Section 7.8 shall be construed as if such invalid or unenforceable (and nonreformable) provision had not been contained herein.

(c)           Remedies.  Buyer and the Company hereby acknowledge and agree that, in the event of a prospective or actual Breach of any of the provisions of this Section 7.8 by Buyer or the Company, Damages would not be an adequate remedy to compensate Seller and its Affiliates for the loss of goodwill and other harm to the business of Seller and its Affiliates.  In the event of a Threatened or actual Breach of any of the provisions of this Section 7.8 by Buyer or the Company, the parties agree that Seller shall be entitled, if it so elects, to a temporary restraining order and to temporary and permanent injunctive relief to prevent or terminate such Threatened or actual Breach, in each case without the necessity of a bond.  In addition, Seller shall be entitled to such Damages as it can show it sustained by reason of such Threatened or actual Breach.  Nothing in this Section 7.8 shall be construed to limit in any way the remedies of Seller for a Breach of the covenants contained in this Section 7.8.  Seller shall have the right to inform any Person that Seller reasonably believes to be, or to be contemplating, participating with Buyer or the Company or receiving from Buyer or the Company assistance in violation of the terms of this Section 7.8 and the rights of Seller hereunder and that participation by any such Person with Buyer or the Company in activities in violation of this Section 7.8 may give rise to claims by Seller against such Person.

(d)           Consideration.  The restrictive covenants contained in this Section 7.8 are materially significant and essential to the Closing of the Contemplated Transaction, and the restrictive covenants in this Section 7.8 are a material component in inducing the sale of the Shares and the WWE Shares.

(e)           Independent Covenants.  The restrictive covenants in this Section 7.8 are, and shall be construed as and shall be, independent of the covenants, representations, warranties and obligations of Seller in this Agreement or otherwise between the Seller, on the one hand, and Buyer and the Company, on the other hand.  Accordingly, any default by Seller with respect to any such representations, warranties, covenants or obligations shall not constitute an excuse for Buyer or the Company failing to perform its obligations under this Section 7.8.

7.9           Indebtedness; Liens. On the Closing Date, the Company shall have no Indebtedness other than Indebtedness to be Assumed and the current Liabilities of the Company as set forth on the Interim Balance Sheet, as the same may be increased or decreased in the Ordinary Course of Business.  All other Indebtedness of the Company shall be satisfied and paid at Closing.  Further, all Encumbrances associated with any such Indebtedness shall be released and terminated of record at the Closing.

7.10           Satisfaction of Affiliated Party Transactions.  Any Liability or Indebtedness owed by the Company to Seller or any Affiliate of Seller shall be paid and satisfied in full at or before Closing, and evidence thereof shall be provided to Buyer.

7.11           Confidentiality. After the Closing, Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.  In the event that Seller is requested or required (by oral question or request for information or documents in any Proceeding to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.11.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the written advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, Seller shall use Reasonable Best Efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

7.12           Exclusivity.  Pending the Closing, the Company will not and Seller will not permit or cause the Company to (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation or share acquisition or exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  The Company will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.13           Insurance.  To the extent that Seller shall be entitled under the terms and conditions of "occurrence" based business, properties, assets, directors or employee's insurance policies ("Policies") in effect on the date hereof to coverage for losses suffered by the Company after the Closing arising out of any occurrences covered by such Policies occurring prior to the Closing, Seller shall use Reasonable Best Efforts and take such actions to recover such losses on behalf of the Company pursuant to such Policies as it would use or take in conducting its own business in the ordinary course if such losses were suffered by Seller, and shall deliver the proceeds thereby recovered to the Company.  In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable Policy shall govern.  Seller shall continue to maintain such Policies, to the extent they apply on the date hereof to the Company, in full force and effect (and without any amendment that would be adverse, in any material respect, to the Company) with respect to occurrences prior to and including the Closing.  Seller shall continue to have the Company as a named insured party under each such Policy with respect to occurrences prior to and including the Closing.

7.14           Taxes.

(a)           Preparation and Filing of Tax Returns.

(i)           Pre-Closing Tax Returns.  To the extent permitted under applicable Tax law, Seller will include the income or loss of the Company for all Tax periods ending on or before the Closing Date on Seller’s timely filed income Tax Returns and will file all such Tax Returns when due (including extensions).  Seller shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income by Treasury Regulation Section 1.1502-19 or comparable provisions of state and local income Tax regulations) on Seller’s Tax Returns for all periods through the Closing Date and pay any federal, state, and local income Taxes attributable to such income. Seller shall, at Seller’s expense, prepare and timely file (or cause to be prepared and timely filed) (i) all other Tax Returns of the Company due (after taking into account all appropriate extensions) on or prior to the Closing Date and all other Tax Returns of the Company that are due after the Closing Date that relate solely to periods ending on or before the Closing Date (the “Pre-Closing Tax Returns”).  To the extent a Pre-Closing Tax Return is due after the Closing Date, such Tax Return shall be delivered to Buyer within twenty (20) calendar days of such due date for Buyer’s review and approval which shall not be unreasonably withheld or delayed.  Buyer shall notify Seller in writing within ten (10) calendar days of the receipt of any such Pre-Closing Tax Return of any reasonable objections Buyer may have to any items set forth on such Pre-Closing Tax Return, and Buyer and Seller agree to consult with each other and attempt to resolve in good faith any such objections and to attempt to mutually agree to the filing of such Pre-Closing Tax Return by the Company prior to the due date of such Tax Return (including extensions thereof); provided, however, that for any Pre-Closing Tax Return due after the Closing Date that is an income Tax Return, thirty (30) and twenty (20) calendar day periods shall be substituted for the twenty (20) and ten (10) calendar day periods provided herein.

(ii)           Straddle Returns. Buyer shall cause the Company to prepare and timely file all Tax Returns (other than Pre-Closing Tax Returns due after the Closing Date) of the Company due after the Closing Date (the “Buyer Prepared Returns”).  To the extent that a Buyer Prepared Return relates to a taxable period beginning before the Closing Date and ending after the Closing Date (each such time period being a “Straddle Period” and such returns being the “Straddle Tax Returns”), such Straddle Tax Return shall be prepared in accordance with a method reasonably determined by Buyer that has sufficient support to avoid the imposition of Taxes in the form of penalties and results in a Tax liability most proximate to the original procedure, practice, accounting method or other treatment originally used by the Company.  Buyer shall deliver all such Straddle Tax Returns to Seller for its review and approval, which approval shall not be unreasonably withheld or delayed.  Such Tax Returns shall be delivered to Seller within a reasonable time prior to the due date (including extensions) of such Tax Returns in order to provide Seller with a reasonable period of time to review and comment on such Tax Returns prior to the due date of such Tax Returns.  Seller shall notify Buyer in writing within ten (10) calendar days of the receipt of any such Tax Return of any reasonable objections Seller may have to any items set forth on such Tax Return, and Seller and Buyer agree to consult with each other and attempt to resolve in good faith any such objections and to attempt to mutually agree to the filing of such Tax Return prior to the due date of such Tax Return (including extensions thereof).

(iii)           Pre-Closing Taxes. In the event the Company is liable for Taxes due in connection with any Pre-Closing Tax Return filed after the Closing Date (in each case to the extent such Taxes are not adequately provided for as a current liability in the final Closing Date Balance Sheet), Seller shall pay the amount of such Taxes to Buyer immediately upon request or at least five (5) Business Days prior to the filing of such Tax Returns, whichever is later.

(b)           Tax Indemnity of Seller.  Seller shall pay and indemnify Buyer and the Company for the following Taxes (and all other related Damages):

(i)           all Taxes of the Company for (A) any taxable period ending on or before the Closing Date or (B) the Pre-Closing Straddle Period, in each case to the extent such Taxes are not adequately provided for as a current liability on the final Closing Date Balance Sheet for purposes of computing the Closing Date Working Capital, as finally determined;

(ii)           all income Taxes that the Company is liable for (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. applicable law) as a result of being a member of (or leaving) a consolidated, combined, or unitary Tax group on or before the Closing Date;

(iii)           all Taxes resulting from a Breach of a representation in Section 5.21or a Breach of a covenant of Seller contained in this Section 7.14; and

(iv)           all income Taxes that the Company is liable for as a result of the Election.

If Seller is obligated to pay any Tax of the Company, Seller shall pay such amount to the Company no later than five (5) days prior to the date such Tax is due to the applicable Governmental Body. In the event Seller fails to pay such Tax within such time period, such failure to pay shall entitle Buyer to the same rights as an indemnification Claim under Section 10.4(f).

(c)           Tax Indemnity of Buyer.  Buyer shall pay and indemnify Seller from any and all Taxes (and all other related Damages) which are imposed on the Company in respect of its income, business, property or operations or for which the Company may otherwise be liable:  (A) for any period or partial period beginning after the Closing Date, (B) for the Taxes Buyer is responsible for under this Agreement and (C) resulting from the breach of Buyer’s covenants regarding Tax matters; provided, however, Buyer shall not indemnify Seller with respect to any Taxes for which Seller is otherwise responsible under this Agreement.

(d)           Apportionment of Straddle Period Income Taxes.  With respect to any Straddle Period, the Taxes of the Company attributable to such Straddle Period shall be apportioned between the period of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of Seller, and the period of the Straddle Period that begins on the day after the Closing Date and ends on the last day of the Straddle Period (“Post-Closing Straddle Period”), which portion shall be the responsibility of Buyer.  The portion of the Taxes allocated to the Pre-Closing Straddle Period shall (a) in the case of any Taxes other than Taxes based upon or related to income, receipts, gains, services or transactions, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (b) in the case of any Tax based upon or related to income, receipts, services or transactions (including, without limitation, sales, use, transfer, withholding, payroll and other employment taxes), be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date.  The portion of the Tax allocated to the Post-Closing Straddle Period shall equal the balance of the Tax attributable to the Straddle Period.

(e)           Cooperation and Records Retention.  Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return relating to any tax periods ending on or prior to the Closing and for any Straddle

Period or claim for refund and any audit, litigation or other Proceeding with respect to the Company’s Taxes relating to any tax periods ending on or prior to the Closing and for any Straddle Period.  Buyer will retain and cause the Company to retain following the Closing, any records relevant to the determination of Tax liabilities of the Company for taxable periods ending on or prior to the Closing Date and for any Straddle Period for a period of not less than six (6) years following the Closing.  Seller shall provide Buyer with any information that Buyer reasonably requests to allow Buyer, the Company or any of their Affiliates to comply with any information reporting requirements under the Code or applicable Law.

(f)           Tax Contests.  If any Governmental Body issues the Company (A) a written notice of its intent to audit or conduct another Proceeding with respect to Taxes for any taxable period ending on or before the Closing Date or any Straddle Period or (B) a written notice of deficiency for Taxes for any taxable period ending on or before the Closing Date or any Straddle Period, Buyer shall notify Seller of its receipt of such communication from the Governmental Body within thirty (30) days of receipt.  No failure or delay of Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement unless such failure or delay materially impacts Seller’s ability to defend against an action by any Governmental Body.  Seller shall control the conduct of any audit or other Legal Proceeding relating to any Taxes of the Company (a “Tax Contest”) to the extent it relates solely to a Pre-Closing Tax Return; provided, however, that Buyer, at its sole cost and expense, shall have the right to participate in any such Tax Contest.  Buyer shall control, or cause the Company to control, the conduct of any Tax Contest to the extent it relates solely to a Straddle Tax Return; provided, however, that Seller, at its sole cost and expense, shall have the right to participate in any such Tax Contest, and Buyer shall not, and shall not allow the Company, to settle, resolve or abandon any such Tax Contest without the prior written consent of Seller, which shall not be unreasonably withheld, delayed or conditioned.

(g)           Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such non-income Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other non-income Taxes and fees, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation

(h)            Section 338(h)(10) Election.

(i)           If Buyer notifies Seller in writing of its intention to make an election under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated thereunder and any comparable elections available under state or local Tax law in respect of the purchase of the Shares (the “Election”) within ninety (90) days after the Closing Date, Seller shall join with Buyer in timely making the Election and in taking all legally required steps to effectuate the same.  The balance of this Section 7.14(h) only applies if Buyer elects to make the Election pursuant to the preceding sentence.  Buyer shall, with the assistance and cooperation of Seller, prepare all Internal Revenue Service Forms 8023 and 8883 and any similar state or local forms (together with any schedules or attachments thereto) that are required by Section 338 of the Code and the underlying Treasury Regulations (or any comparable applicable provision of state or local law) (collectively, the “Section 338 Forms”) in accordance with applicable Tax laws.  Subject to the provisions of Section 7.14(h)(ii), Buyer shall deliver the Section 338 Forms to Seller at least 20 days prior to the due date of filing and, if Seller finds such 338 Forms to be reasonably acceptable, Seller shall deliver to Buyer signed and completed Section 338 Forms, as required under Section 338(h)(10) of the Code and analogous provisions of state or local law, at least 10 days prior to the due date of filing.  Seller and Buyer shall each adopt and abide by the Section 338 Forms for purposes of all income Tax Returns filed by them and shall not take any position inconsistent therewith in connection with any examination of any such Tax Return, any refund claim, or any Proceeding unless there has been a final determination of a Governmental Body which finally and conclusively establishes the amount of any liability for Taxes.  In the event that the Election or purchase price allocation described in this Section  7.14(h) is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult and cooperate with each other concerning resolution of the dispute.

(ii)           No later than one hundred five (105) days after the Closing Date, Buyer shall prepare and deliver to Seller for its review, comment and consent (such consent not to be unreasonably withheld) a statement (together with all supporting documentation) setting forth the allocation of the sum of the Purchase Price, plus any related assumed liabilities, plus any other amounts as required by applicable Tax law among the assets of the Company, which allocation shall be made in accordance with Sections 338 and 1060 of the Code and any applicable Treasury Regulations (the “Purchase Price Allocation”).  Seller shall notify Buyer in writing within fifteen (15) days after receipt of the Purchase Price Allocation of any disagreement or reasonable objections Seller may have with the Purchase Price Allocation, in which case Buyer and Seller shall use their Reasonable Best Efforts to reach agreement thereon.  In the event Buyer and Seller fail to so agree within fifteen (15) days after Seller’s notice of disagreement has been delivered, then Buyer and Seller shall promptly engage an Independent Accountant in accordance with the procedures described in Section 3.3(c), to be applied mutatis mutandis, to resolve the dispute within fifteen (15) days of the engagement and resolution shall be final and binding on the parties as described in Section 3.3(c).  The Purchase Price Allocation finally determined pursuant to this Section 7.14(h) shall be used by Seller and Buyer for all purposes, including preparation and filing of IRS Form 8883 and any other domestic or any foreign income Tax Returns with respect to the Contemplated Transaction, and no party hereto shall take or assert any position inconsistent therewith, except as otherwise required by a final determination of a Governmental Body.  Any subsequent adjustments to Purchase Price required pursuant to the Agreement shall also be allocated in accordance with the Purchase Price Allocation finally determined pursuant to this Section 7.14(h)(ii).

(iii)           Except as otherwise set forth in this Section 7.14(h) none of the Company, Buyer, or any of their respective Affiliates shall file an election under Section 338 of the Code (or any similar or corresponding provision of state, local or foreign Law) with respect to the sale and purchase of Shares under this Agreement.

(i)           Survival; Limitations.  The obligations of Seller to pay any Taxes (and related Damages or other indemnification obligations under Section 7.14(h)) shall survive as follows: (i) in case of Taxes the Company owes as a result of an adjustment or assessment by any Governmental Body or a Breach of a representation in Section 5.21, until the expiration of the applicable statute of limitation for the collection of the underlying Tax (after taking into account all extensions, waivers, tolling, or mitigation thereof) plus a period of thirty (30) days; and (ii) in the case of Taxes that the Company is required to pay with respect to the filing of any Tax Return, until the expiration of the statute of limitation to claim a refund for the payment of such Tax plus a period of thirty (30) days.  All other obligations under this Section 7.14 shall survive until fully performed.

(j)           Tax Refunds.

(i)           All refunds of Taxes relating to the Company received by Seller or any of its Tax affiliates with respect to Tax periods or partial periods ending on or before the Closing Date will be for the account of Seller.  At Seller’s request Buyer will take such action as reasonably requested by Seller to obtain such refunds, provided such action will not materially adversely affect the

Company or Buyer.  Buyer will pay over to Seller any such refunds that Buyer may receive immediately upon receipt of such request.

(ii)           All other refunds of Taxes with respect to the Company will be for the account of Buyer.  At Buyer’s request, Seller will take such action as reasonably requested by Buyer to obtain such refunds, provided such action will not materially adversely affect the Seller, and will pay over to Buyer any such refunds immediately upon receipt thereof.

8.           Closing Conditions.

8.1           Conditions to Obligation of Buyer.  The obligations of Buyer to consummate the Contemplated Transaction are subject to satisfaction at or prior to the Closing Date of the following conditions:

(a)           the representations and warranties of the Company and Seller contained in this Agreement must have been true and correct in all respects on and as of the Closing Date (including those representations and warranties which specifically speak as of the date hereof and except for those representations and warranties that address matters only as of a particular date, which shall have been true as of such date) with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date;

(b)           all of the covenants and agreements of the Company and Seller to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement must have been duly performed and complied with in all respects.

(c)           there shall have been delivered to Buyer a certificate signed by an officer of the Company and by Seller to the effect that each of the conditions set forth in Sections 8.1(a) and (b) have been satisfied in all respects;

(d)           there shall not have been, since the date of the Interim Balance Sheet, any fact or event which is or may reasonably be expected to result, in a Material Adverse Effect with respect to the Company taken as a whole;

(e)           each of the deliveries contemplated by Section 4.2(a) shall have been made;

(f)           the Company shall have received and delivered to Buyer the third-party consents listed in Schedule 8.1(f) (the "Material Consents");

(g)           The Company shall have caused all of its officers and directors to have repaid in full all debts and other obligations, if any, owed to the Company;

(h)           Buyer shall be satisfied, in its sole discretion, with the results of its due diligence review and investigation of the Company and the Business;

(i)           Buyer shall have obtained, on terms and conditions satisfactory to it, the financing it deems necessary in order to close the Contemplated Transaction, and to fund the working capital requirements of the Company;

(j)           No Proceeding shall be pending or Threatened before any Governmental Body which would prevent or inhibit the consummation of the Contemplated Transaction or seek to impose any Liability on any party as a result of the consummation of the Contemplated Transaction, and all necessary regulatory approvals shall have been obtained; and

(k)           No Proceeding shall have been pending or Threatened by any Person asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of the Company, or (ii) is entitled to all or any portion of the Purchase Price payable for such capital stock.

8.2           Conditions to Obligations of Seller.  The obligations of Seller to consummate the Contemplated Transaction are subject to satisfaction at or prior to the Closing Date of the following conditions:

(a)           The representations and warranties of Buyer contained in this Agreement must have been true and correct in all respects on and as of the Closing Date (including those representations and warranties which speak specifically as of the date hereof) with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date;

(b)           all of the covenants and agreements of Buyer to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement, must have been duly performed and complied with in all respects.

(c)           Buyer shall have delivered to Seller a certificate signed by an officer of Buyer to the effect that each of the conditions specified in Sections 8.2(a) and(b) are satisfied in all respects;

(d)           Each of the deliveries contemplated by Section 4.2(b) shall have been made; and

(e)           No Proceeding shall be pending or Threatened before any Governmental Body which would prevent or inhibit the consummation of the Contemplated Transaction or seek to impose any Liability on any party as a result of the consummation of the Contemplated Transaction, and all necessary regulatory approvals shall have been obtained.

8.3           No Waiver. Notwithstanding anything to the contrary set forth herein, if any of the conditions set forth in Section 8.1 have not been satisfied, Buyer shall have the right to proceed with the Contemplated Transactions without waiving any of its rights hereunder, and if the conditions specified in Section 8.2 shall not have been satisfied, Seller shall have the right to proceed with the Contemplated Transactions without waiving any of its rights hereunder.

9.           Termination.

9.1           Termination of Agreement.  This Agreement may, by Notice given at or prior to the Closing, be terminated as follows:

(a)           Mutual Consent.  Buyer and Seller may terminate this Agreement by mutual consent.

(b)           By Buyer.

(i)           Buyer may terminate this Agreement if any of the conditions in Section 8.1 have not been satisfied as of November 15, 2011 (unless the failure results primarily from a Breach by Buyer of any representation, warranty, or covenant contained in this Agreement).

(ii)           Buyer may terminate this Agreement in the event that there is a Breach by the Company or Seller of any representation, warranty or covenant contained in this Agreement or any Seller Ancillary Document, Buyer has notified the Company and Seller of the Breach, and the Breach has continued without being cured for a period of ten (10) days after such notice.

(c)           By Seller.

(i)           Seller may terminate this Agreement if any of the conditions in Section 8.2 have not been satisfied as of November 15, 2011 (unless the failure results primarily from a Breach by Seller or the Company of any representation, warranty, or covenant contained in this Agreement).

(ii)           Seller may terminate this Agreement in the event there is a Breach by Buyer of any representation, warranty or covenant contained in this Agreement, Seller has notified Buyer of the Breach, and the Breach has continued without being cured for a period of ten (10) days after such notice.

9.2           Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party except for any liability of any party then in Breach; provided, however, that the confidentiality provisions contained in Section 11.2 shall survive any such termination.

10.           Indemnification.

10.1           Survival.  Except as otherwise specifically provided in this Agreement (including Section 7.14), all of the representations and warranties of the Company, Seller and Buyer in Articles  5 and 6, respectively, shall survive the Closing and continue in full force and effect for a period of three (3) years thereafter; provided, however, the representations and warranties of the Company and Seller contained in Sections 5.12 and 5.14 shall survive the Closing for a period of five (5) years, the representations and warranties of the Company and Seller in Section 5.21 shall survive the Closing for the period of time described in Section 7.14(h), and the representations and warranties of the Company and Seller in Sections 5.1, 5.3 and 5.22 shall survive the Closing in full force and effect in perpetuity.

10.2           General Indemnification Provision for Benefit of Buyer. Seller and the Company (each referred to as an "Indemnitor"; except the Company shall not be an Indemnitor following the Closing) agree, jointly and severally, to indemnify and hold harmless Buyer (and, after the Closing, the Company) and, as applicable, their respective members, managers, officers, directors, employees, and Affiliates from and against (any claim for indemnification hereunder or under Section 7.13 is a "Claim") the entirety of any Damages that they (or any of them) may suffer in any way resulting from, arising out of or caused by (i) any Breach of, misrepresentation in, untruth in or inaccuracy in any representation or warranty made by the Company or Seller in this Agreement, the Schedules delivered herewith, or in any Seller Ancillary Document; (ii) the nonfulfillment or nonperformance of any agreement, covenant or condition on the part of the Company or Seller made in this Agreement or in any Seller Ancillary Document; (iii) the failure to pay any Liabilities required by

Sections 7.9 or 7.10 above; (iv) any claim by Seller, or any other Person, to the effect that Seller or such other Person owns, or has rights to acquire, any Equity Interests in the Company; (v) any services provided, by the Company, in whole or in part, prior to the Closing Date; (vi) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or the Company (or any Person acting on their behalf) in connection with the Contemplated Transaction; (vii) any severance, separation, deferred compensation or similar benefits that are payable to any employee of the Company as a result of the Contemplated Transaction; (viii) the operations of WWE prior to the Closing Date or the failure of WWE to comply with applicable Legal Requirements prior to the Closing Date; or (ix) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subparagraphs (i)-(viii) above has been satisfied.

10.3           Indemnification Provision for Benefit of Seller.  Buyer agrees to indemnify and hold harmless Seller from and against the entirety of any Damages that Seller may suffer in any way resulting from, arising out of or caused by (i) any Breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties made by Buyer in this Agreement or in any Buyer Ancillary Document, or (ii) the nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement or in any Buyer Ancillary Document.

10.4           Claims.

(a)           Claim Notices.  If any party that may be entitled to indemnification hereunder (an "Indemnified Party") asserts a Claim, such Indemnified Party shall provide a written Notice thereof (a "Claim Notice") to each party required by the terms of this Agreement to indemnify the Indemnified Party (each an "Indemnifying Party") (i) within 30 days after its receipt of written notice of either commencement of any third-party litigation or any third-party claim against it (such litigation or claim by a third party, a "Third Party Claim"), or (ii) within a reasonable period after such Indemnified Party becomes aware of the existence of any other event with respect to which indemnification may be sought from the Indemnifying Party; provided, however, that no delay on the part of an Indemnified Party in providing a Claim Notice to any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder.

(b)           Third Party Claims.  Within 30 days after receipt of a Claim Notice containing the information set forth in Section 10.4(a) with regard to a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party in writing of its election to defend or compromise any Third Party Claim at its own expense and by its own counsel, who shall be reasonably satisfactory to the Indemnified Party. Such election to defend will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification.  The Indemnifying Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, except that it will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  With regard to such Third Party Claims which the Indemnifying Party elects to defend or compromise, the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel in the event that the counsel selected by the Indemnifying Party cannot independently represent both the Indemnified Party and the Indemnifying Party due to a conflict of interest).  If the Indemnifying Party fails to provide notice that the Indemnifying Party is assuming the defense or compromise of the Third Party Claim within the 30-day period following the Indemnifying Party's receipt of the Claim Notice, the Indemnified Party (at the Indemnifying Party's expense) may defend against, or enter into any compromise with respect to, the matter in any manner it reasonably may deem appropriate.  The party controlling the defense of any Third Party Claim shall deliver, or cause to be delivered, to the other party or parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim and timely notices of and the right to participate (as an observer) in any Proceeding relating to the Third Party Claim.  The Indemnifying Party shall satisfy the Claim in accordance with Section 10.4(f).

(c)           Claims Between the Parties.  With respect to any other Claim for indemnification hereunder, the Indemnified Party shall give the Indemnifying Party a Claim Notice.  Within 30 days following receipt of the Claim Notice, the Indemnifying Party shall either (i) acknowledge and agree by notice to satisfy such Claim, or (ii) notify the Indemnified Party that the Indemnifying Party disputes the Claim.  If the Indemnifying Party agrees to satisfy the Claim, the Claim shall be satisfied in accordance with Section 10.4(f).  If the Indemnifying Party disputes the Claim, the parties agree to negotiate in good faith to resolve the dispute for a period of 30 days.  If the parties cannot reach a satisfactory resolution of the Claim within such 30-day period and choose to litigate the Claim, they agree to do so in accordance with Section 11.3 of this Agreement.  In the event the Indemnifying Party shall fail to provide written notice to the Indemnified Party within 30 days following receipt of the Claim Notice that the Indemnifying Party either acknowledges and agrees to pay such Claim or disputes such Claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such Claim and to have waived any right to dispute such Claim.  Once the Indemnifying Party has acknowledged and agreed (or been deemed to agree) to pay any Claim pursuant to this Section, or once any dispute under this Section has been resolved in favor of indemnification pursuant to a judgment by an appropriate court, the Indemnifying Party shall make all necessary payment pursuant to the terms of Section 10.4(f).

(d)           Support for Claims.  Upon request, the Indemnified Party shall provide the Indemnifying Party all information and documentation reasonably necessary to support and verify any Damages that the Indemnified Party believes give rise to a Claim for indemnification hereunder and shall give the Indemnified Party reasonable access to all premises, books, records and personnel in the possession or under the control of the Indemnified Party that would have bearing on such Claim.

(e)           Claims Periods.  It is understood that once a Claim Notice has been timely given, the claims and rights to indemnification relating thereto that are the subject of such Claim Notice shall survive until such Claim is finally resolved.  A Claim Notice shall be timely given if it is submitted within an applicable survival period; provided, however, that (i) within the ten (10) days following the end of an applicable survival period, an Indemnified Party may submit a Claim Notice related to its receipt, no more than ten (10) days prior to the end of such applicable survival period, of written notice of commencement of any third-party litigation or third-party claim against it, and (ii) in the thirty (30) days immediately following the conclusion of an applicable survival period, an Indemnified Party may amend for the purpose of providing greater detail any Claim Notice that came to its attention and that it submitted in the sixty (60) days immediately preceding the conclusion of such applicable survival period.

(f)           Payment of Claims.  As used in this Section, the phrase "determination of the amount" of a Claim shall mean agreement on such amount between the affected parties or the amount as set forth in a court Order or judgment.  Upon determination of the amount of a Claim made by Seller pursuant to a properly submitted Claim Notice, Buyer covenants to pay promptly to Seller the amount of such Claim, plus interest at ten percent (10%) per annum calculated on the basis of the actual number of days elapsed over 360 from the date any Damage is suffered or sustained to the date of payment.  In the event that the Buyer does not promptly pay to Seller the amount of any such Claim, Seller shall have the right, in addition to any other remedies under this Agreement or at law or equity, to (i)  retain that portion of any Working Capital Deficit, if any, up to the amount of the Claim not paid; (ii) reduce, or cause the Company to reduce, any other amounts required to be paid to Buyer hereunder up to the amount of the Claim not paid; and/or (iii) offset on a dollar-for-dollar basis, up to the amount of the Claim not paid, any amount required to be paid by the Seller to the Company under the Drilling Services Agreement. Seller shall have the right to pursue and/or take, in whole or in part, any of the remedies set forth in subparagraphs (i), (ii) and/or (iii) above, but in no event shall be entitled to retain or offset more than the aggregate amount of Damages related to such Claim.

Upon determination of the amount of a Claim made by Buyer pursuant to a properly submitted Claim Notice, the Indemnitors covenant jointly and severally to pay promptly to Buyer the determined amount of such Claim, plus interest at ten percent (10%) per annum calculated on the basis of the actual number of days elapsed over 360 from the date any Damage is suffered or sustained to the date of payment.  In the event that the Indemnitors do not promptly pay to Buyer the amount of any such Claim, Buyer shall have the right, in addition to any other remedies under this Agreement or at law or equity, to (i)retain that portion of any Excess Working Capital, if any, up to the amount of the Claim not paid; (ii)reduce, or cause the Company to reduce, any other amounts required to be paid to Seller hereunder up to the amount of the Claim not paid; and/or (iii) offset on a dollar-for-dollar basis, up to the amount of the Claim not paid, the value of any drilling services required to be provided by the Company to Seller  under the Drilling Services Agreement.  Buyer shall have the right to pursue and/or take, in whole or in part, any of the remedies set forth in subparagraphs (i), (ii) and/or (iii) above, but in no event shall be entitled to retain or offset more than the aggregate amount of Damages related to such Claim.

(g)           Good Faith; Contingent Claims.  All Claims for indemnification made by any party pursuant to this Agreement shall be presumed for all purposes to be made by such party in good faith, and each party hereto hereby waives any claim, counterclaim or defense of breach of any covenant of good faith and/or fair dealing and further waives any right to punitive damages arising from the assertion of any such Claims.  Nothing herein shall be deemed to prevent an Indemnified Party from giving a Claim Notice for potential or contingent claims or demands, provided that the Claim Notice sets forth the basis for such contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

(h)           Right of Offset. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off the amount of any Claims for indemnification or payment of Damages, to which Buyer may be entitled under this Agreement (whether under Section 7.14, Section 10.2 or otherwise) against amounts otherwise payable under the Promissory Note.  The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note.  Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

10.5           Other Indemnification Provisions.

(a)           Special Rule For Fraud.  Notwithstanding anything in this Article 10 to the contrary, in the event any party to this Agreement perpetrates a fraud on another party hereto, any party which suffers any Damages by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, amount limitation or otherwise).

(b)           Risk Allocation.  The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the Contemplated Transaction between the parties hereto and, accordingly, any party hereto shall be entitled to the indemnification or other remedies provided in this Agreement by reason of the Breach of any such representation, warranty, covenant or agreement by another party, notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such Breach and regardless of any investigation by such Party.

(c)           Indemnification in Case of Strict Liability or Indemnitee Negligence.  THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 10 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(d)           Alternative Remedy.  If and to the extent any provision of this Article 10 is unenforceable for any reason, Buyer and Seller hereby agree to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in this Article 10 which is permissible under applicable laws.

11.           Miscellaneous Provisions.

11.1           Amendment; Modification of this Agreement.  This Agreement may be amended or modified only by a written instrument signed by all of the parties hereto and any of the terms, provisions and conditions hereof may be waived only by a written instrument signed by the waiving party.

11.2           Confidentiality of Agreement.  Each party agrees that it will treat in confidence all documents, materials and other information which such party shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the Contemplated Transaction (whether obtained before or after the date hereof), the investigation provided for herein and the preparation of this Agreement and other related documents and, in the event the Contemplated Transaction shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of the Company and Seller, to their Affiliates, counsel, accountants or financial advisors).  No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Shares and the WWE Shares; provided, that after the Closing, Buyer may use or disclose any Confidential Information included in the Company's assets, properties or rights or otherwise reasonably related to the Company or the Company's assets, properties or rights.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party that is not subject to a confidentiality obligation, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated by this Agreement.

11.3           Submission to Jurisdiction.  IN THE EVENT ANY PARTY HERETO INSTITUTES ANY LEGAL ACTION IN CONNECTION WITH ANY MATTER CONTAINED HEREIN, THAT LEGAL ACTION SHALL BE INSTITUTED ONLY IN THE DISTRICT COURT OF KOOTENAI COUNTY, IDAHO, IF IN STATE COURT, AND IF IN FEDERAL COURT, THEN IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF IDAHO, SITTING IN COEUR D’ALENE, IDAHO.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND, FURTHER, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

11.4           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others.  Unless otherwise expressly provided, the word "including" and its syntactical variants do not limit the preceding words or terms and mean "including, but not limited to."

11.5           Entire Agreement.  This Agreement, the Buyer Ancillary Documents and the Seller Ancillary Documents embody the entire agreement and understanding of the parties hereto with respect to the subject matter herein contained and supersede all other prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof, including that certain letter of intent signed effective as of September 1, 2011by and between Buyer and Seller.  No representation, promise, inducement or statement of intention has been made by any party, which has not been embodied in this Agreement and no party shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not so set forth.

11.6           Exhibits and Schedules.  All Exhibits to this Agreement and the Schedules hereto shall constitute part of this Agreement and shall be deemed to be incorporated herein by reference in their entirety and made a part hereof, as if set out in full at the point where they first are mentioned.

11.7           Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the closing of the Contemplated Transaction (including, without limitation attorneys' fees, accountants' fees, advisors' fees and all other professional fees) ("Expenses") shall be paid by the party incurring such Expenses.

11.8           Governing Law.  This Agreement is executed by the Buyer, the Company and Seller and is delivered by all parties in, and shall be governed by the laws of, the State of Idaho, without giving effect to any conflict of law rule or principle that might require the application of the laws of another jurisdiction.

11.9           Headings.  The headings in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.

11.10           Invalidity of Provisions; Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be held in any Proceeding to be invalid, illegal or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected thereby and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.  The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.11           No Public Announcement.  Neither Buyer, nor the Company, nor Seller nor any of their agents shall, without the approval of the others, make any press release or other public announcement concerning the Contemplated Transaction, except as and to the extent that any such party shall be so obligated by law, in which case the other parties shall be advised and the parties shall use their Reasonable Best Efforts to cause a mutually agreeable release or announcement to be issued.

11.12           Notices.

(a)           Giving of Notices.  All Notices shall be deemed to have been given if in writing and (i) personally delivered, (ii) sent by confirmed telephonic facsimile, (iii) sent by e-mail, followed by confirmation of receipt sent by the addressee or (iv) delivered to a reputable express messenger or mail service (including, Federal Express, DHL Courier and United Parcel Service) for overnight delivery, addressed as follows (or to such other address as a party shall have given Notice to the others):

IF TO SELLER or IF TO COMPANY (prior to the Closing):	Timberline Resources Corporation Attn: Paul E. Dircksen 101 Lakeside Avenue Coeur d’Alene, Idaho 83814 Facsimile: 208-664-4860 Email: dircksen@timberline-resources.com
With copies (which shall not constitute Notice) to:	Dorsey & Whitney LLP Attn: Jason K. Brenkert 1400 Wewatta Street, Suite 400 Denver, Colorado 80202-5549 Facsimile: 303-629-3450 Email: brenkert.jason@dorsey.com
IF TO BUYER:	TDI Holdings, Inc. Attn: Lewis Walde, Vice President 2078 E. St. James Hayden, Idaho 83835 Facsimile: n/a Email: waldel@roadrunner.com

With copies (which shall not constitute Notice) to:	Witherspoon Kelley Attn: Ryan K. Jensen 422 W. Riverside Avenue, Suite 1100 Spokane, WA 99201 Facsimile: 509-458-2728 Email: rkj@witherspoonkelley.com
IF TO THE COMPANY (after the Closing):	Timberline Drilling, Inc. Attn: Martin Lanphere, President 2775 N. Howard St # 2 Coeur d'Alene, ID 83815-8170 Facsimile: 208-664-6311 Email: mlanphere@timberline-drilling.com
With copies (which shall not constitute Notice) to:	Witherspoon Kelley Attn: Ryan K. Jensen 422 W. Riverside Avenue, Suite 1100 Spokane, WA 99201 Facsimile: 509-458-2728 Email: rkj@witherspoonkelley.com
(b)           Time Notices Deemed Given.  All Notices shall be effective upon receipt after (i) personal delivery, (ii) confirmation of a telephonic facsimile or email or (iii) delivery to a reputable express mail or messenger service.

11.13           Specific Performance.  Each party acknowledges that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or there is a Breach.  Accordingly, Seller, on the one hand, and Buyer on the other, agree that the other parties shall be entitled to an injunction or injunctions to prevent a Breach of each and every provision of this Agreement and to enforce specifically this Agreement and each and every term and provision hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over Buyer, Seller and the matter, in addition to any other remedy to which such party may be entitled, at law or in equity.

11.14           Time of Essence.  Time is of the essence to the performance of the obligations set forth in this Agreement.

11.15           Schedules.  It is possible that certain of the Schedules and Exhibits to this Agreement with respect to which Seller and/or the Company are making some representation, warranty, or covenant will be prepared by representatives or agents of Buyer.  It is agreed that if any such Schedules or Exhibits are prepared by representatives or agents of Buyer, it shall have been done strictly as an accommodation to Seller and the Company, and Seller and the Company shall have the same duties and obligations with respect to any such Schedule or Exhibit as they would have had the Schedule or Exhibit been prepared solely by Seller and the Company or their representatives.  Should any event or circumstance occur or arise that would cause any information contained in any Schedule or other information required to be provided by Seller or the Company to Buyer to be inaccurate, incomplete or misleading in any respect, then Seller or the Company shall immediately notify Buyer and shall cause that Schedule or other information to be revised to the extent and in the same manner required to cause it to be true and correct.  Any such revisions made by Seller or the Company subsequent to the date of this Agreement shall not relieve Seller or the Company from any Liability for a Breach.

11.16           No Third Party Beneficiaries.  Except as set forth in Sections 7.13(b) and 10.2, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

11.17           Succession and Assignment.  This Agreement and all covenants and agreements contained herein and rights, interests and obligations hereunder by or on behalf of any of the parties hereto, shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder.

11.18           Counterparts.  This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which taken together shall constitute one and the same agreement. Signed counterparts executed and delivered by electronic mail or facsimile transmission shall be binding on the parties and have the same force and effect as an original signed counterpart.

11.19           Litigation Expense.  In any action brought by a party hereto to enfor+ce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such party's reasonable attorneys' and accountants' fees, court costs and other expenses incidental to such litigation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:	TDI HOLDINGS, INC., an Idaho corporation

By: /s/ Martin Lanphere
Martin Lanphere
Its: President

COMPANY:	TIMBERLINE DRILLING, INCORPORATED, an Idaho corporation

By: /s/ Randal L. Hardy
Randal L. Hardy
Its: Chief Executive Officer

SELLER:	TIMBERLINE RESOURCES CORPORATION, a Delaware corporation

By: /s/ Paul E. Dircksen
Paul E. Dircksen
Its: Chief Executive Officer

Signature Page
to
Stock Purchase Agreement

EXHIBIT "A"
TO
STOCK PURCHASE AGREEMENT

Form of Promissory Note

PROMISSORY NOTE

$1,350,000.00	Coeur d’Alene, Idaho October ___, 2011

This Promissory Note ("Note") is made effective as of the date hereof, by TDI HOLDINGS, INC., an Idaho corporation ("Payor"), in favor of TIMBERLINE RESOURCES CORPORATION, a Delaware corporation ("Payee"), in the principal amount of One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00).

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Stock Purchase Agreement (the "Purchase Agreement"), dated as of October ___, 2011, by and among Payee, Payor and Timberline Drilling, Incorporated., an Idaho corporation, and is subject to the terms and conditions of the Purchase Agreement, which are, by this reference, incorporated herein and made a part hereof.  Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Purchase Agreement.

For value received, Payor promises to pay to Payee, all principal, together with accrued interest and all other charges owed under the terms of this Note, as hereinafter set forth.

1.           INTEREST AND PAYMENTS.  This Note shall bear interest from the date of disbursement of principal hereunder.  The annual rate of interest shall be equal to ten percent (10.00%).  Commencing October ___, 2011 and continuing on the 1st day of each and every month thereafter, accrued interest shall be paid monthly in arrears on the outstanding principal balance.

2.           PREPAYMENT.  All or any part of the principal may be prepaid, together with interest accrued thereon, at any time without penalty.

3.           MATURITY.  The entire principal and any accrued interest on this Note shall be due and payable on or before eighteen (18) months from the Closing Date.

4.           RIGHT OF SETOFF.  Payor shall have the right to withhold and set off against any amount due hereunder (i) the amount required but not paid by Payee to Payor under Section 3.3(e) of the Purchase Agreement; and (ii) the amount of any claim for indemnification or payment of damages to which Payor may be entitled under the Purchase Agreement, as provided in Section 10 thereof.

5.           PAYEE’S REMEDIES ON DEFAULT.  In the event of default hereunder, and after Payor's failure to cure such default within thirty (30) days after Payor's receipt of written notice specifying such default, in addition to all remedies authorized by law, Payee may accelerate this obligation, without further notice or demand, and declare the entire principal then unpaid, together with interest accrued thereon, immediately due and payable.

Exhibit "A"
to
Stock Purchase Agreement

6.           MISCELLANEOUS.

6.1           APPLICATION OF PAYMENTS.  Payments under this Note shall be applied first to interest due to the date of payment and thereafter to the balance of principal.

6.2           NOTICE.  Any notice required or authorized to be given under this Note shall be in written form.  Such notice shall be sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other party in accordance with this section.  All notices given by mail shall be deemed delivered as of the date of mailing.  Additionally, any notice authorized or required to be given under this Note may be personally delivered to the proper party, or sent by telecopier which transmits a facsimile of the notice, and actually received by such party.  Notice shall be deemed to have been received by such party when dispatch to said party at the telephone number provided by such party and a transmittal sheet verifying the dispatch was received, if available.

To Payor:	TDI Holdings, Inc. Attn: Martin Lanphere, President 2775 Howard Street #2 Coeur D’Alene, ID 83815

To Payee:	Timberline Resources Corporation Attn: Paul E. Dircksen 101 Lakeside Avenue Coeur d’Alene, Idaho 83814

                6.3           DELAY AND WAIVER.  The rights and remedies of Payee hereunder are cumulative and may be exercised singularly or concurrently and the exercise of any one or more of them will not be deemed a waiver of any other.  A delay or omission in the exercise of any right or remedy of the Payee of this Note on any default by the Payor shall not impair such a right or remedy or be construed as a waiver.  Receipt or acceptance by Payee of delinquent installments of principal or interest shall not constitute a waiver of any other default: it shall constitute only a waiver of timely payment for the particular installment payment involved.

6.4           ATTORNEY’S FEES.  Should legal action be required to enforce or interpret any of the provisions of this Note, the prevailing party shall be entitled to all costs and reasonable attorney’s fees incurred in connection therewith from the non-prevailing party.

6.5           VENUE.  Any action brought to enforce or interpret this Note shall be brought in the County of Kootenai, Idaho.

6.6           GOVERNING LAW.  This Note shall be governed by and construed in accordance with the laws of the State of Idaho.

6.7           SUCCESSORS AND ASSIGNS.   This Note and each of the terms hereof shall be binding upon Payor’s successors and assigns.  No failure on the part of Payee to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver; nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy.

6.8    SUBORDINATION. Payment of this Note is subordinated to the payment of all obligations of the Payor hereof to Wells Fargo Bank, NA pursuant to the terms of the Subordination Agreement dated as of [____________, 2011,] by and between Payee and Wells Fargo Bank, NA, as amended or modified from time to time by the parties thereto, and any replacements or substitutions therefor.

Exhibit "A"
to
Stock Purchase Agreement

UNDER IDAHO LAW, A PROMISE OR COMMITMENT TO LEND MONEY OR TO GRANT OR EXTEND CREDIT IN AN ORIGINAL PRINCIPAL AMOUNT OF FIFTY THOUSAND DOLLARS ($50,000.00) OR MORE, MADE BY A PERSON OR ENTITY ENGAGED IN THE BUSINESS OF LENDING MONEY OR EXTENDING CREDIT, SUCH AS LENDER, MUST BE IN WRITING AND SIGNED BY LENDER TO BE ENFORCEABLE.

EXECUTED AND DELIVERED on the date first set forth above.

PAYOR: TDI HOLDINGS, INC., an Idaho corporation

By:	DO NOT SIGN - EXHIBIT A Martin Lanphere Its: President

Exhibit "A"
to
Stock Purchase Agreement

EXHIBIT "B"
TO
STOCK PURCHASE AGREEMENT

METHOD FOR CALCULATION OF WORKING CAPITAL TARGET--SEE SECTION 3.3(A)

Exhibit "B"
to
Stock Purchase Agreement

EXHIBIT "C"
TO
STOCK PURCHASE AGREEMENT

Legal Opinion Matters

1. Seller

Buyer shall have received an opinion from counsel to Seller dated as of the Closing Date and addressed to Buyer, in form and substance satisfactory to counsel for Buyer, to the effect that:

(a)        Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)        Seller has the corporate power to execute, deliver and perform the Agreement and all agreements pursuant thereto (together with the Agreement, the “Transaction Documents”) to which Seller has or will become a party, and the Agreement has been duly authorized by all requisite corporate action required to be taken by Seller to authorize the execution, delivery and performance of all such Transaction Documents, and to sell, convey, assign, transfer and deliver the Shares of the Company and WWE Shares to Buyer, have been duly and properly taken.

(c)        The Transaction Documents to which Seller has or will become a party constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability against Seller may be limited, restricted or delayed by applicable bankruptcy or other laws affecting creditors’ rights and debtors’ relief generally and except as enforceability may be subject to general principles of equity.

(d)        No consent, approval, authorization or order of, and no notice to, or filing with, any governmental agency or body is required to be made or obtained by Seller in connection with the execution and delivery by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby.

Such opinion shall include any other matters incident to the matters herein contemplated as Buyer or Buyer’s counsel may reasonably request.

2. The Company

Buyer shall have received an opinion from counsel to the Company dated as of the Closing Date and addressed to Buyer, in form and substance satisfactory to counsel for Buyer, to the effect that:

(a)        The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Idaho and is duly qualified and in good standing as a foreign corporation under the laws of each other jurisdiction in which it is authorized to do business.

(b)        The Company has the corporate power and authority to make, execute, deliver and perform the Agreement and all agreements pursuant thereto (together with the Agreement, the “Transaction Documents”) to which the Company has or will become a party, and all corporate authorizations required to be taken by the Company to authorize the execution, delivery and performance of all such Transaction Documents, have been duly and properly taken.

(c)        The Transaction Documents to which the Company has or will become a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability against the Company may be limited, restricted or delayed by applicable bankruptcy or other laws affecting creditors’ rights and debtors’ relief generally and except as enforceability may be subject to general principles of equity.

Exhibit "C"
to
Stock Purchase Agreement

(d)        The Company’s authorized capital stock consists of 20,000 shares of common stock, par value $1.00 per share, of which 102 shares are issued and outstanding.  Seller owns all of the issued and outstanding stock of the Company free and clear of all adverse claims. The Shares have been duly authorized and are validly issued, fully paid and nonassessble.  Upon consummation of the transactions contemplated under the Purchase Agreement, Buyer will have unencumbered title to the Shares.

Such opinion shall include any other matters incident to the matters herein contemplated as Buyer or Buyer’s counsel may reasonably request.

Exhibit "C"
to
Stock Purchase Agreement

EXHIBIT "D"
TO
STOCK PURCHASE AGREEMENT

Form of Drilling Services Agreement

DRILLING SERVICES AND
RELATED PAYMENT OBLIGATIONS AGREEMENT

This Drilling Services and Related Payment Obligations Agreement (the "Services Agreement") is made and entered into this ____ day of __________________, 2011 (the "Effective Date") by and between Timberline Drilling, Incorporated, an Idaho corporation ("TDI"), and Timberline Resources Corporation, a Delaware Corporation ("TLR").

This Services Agreement has been executed and delivered pursuant to and in accordance with the terms and conditions of the Stock Purchase Agreement (the "Purchase Agreement"), dated as of ___, 2011, between and among TDI, TLR and TDI Holdings, Inc., an Idaho corporation, and is the Drilling Services Agreement referred to in the Purchase Agreement.  Capitalized terms used in this Services Agreement without definition shall have the respective meanings set forth in the Purchase Agreement.  TDI and TLR may each be referred to as a "Party" and together as the "Parties."

The Parties agree as follows:

1.	Provision of Drilling Services.

a.           Purchase of Drilling Services.  During the term of this Services Agreement, TDI shall provide to TLR the services (the "Drilling Services") described in each Work Order (defined below)and shall make commercially reasonable efforts to complete such Drilling Services within the time period(s), if any, referenced in the applicable Work Order.  Changes to the Drilling Services may only be made through a Change Order (defined below)."Work Order" means a written order for drilling services based on the form attached hereto as Attachment 1that is executed by an authorized representative of each Party.  "Change Order" means a written confirmation of a change in the Drilling Services that is executed by an authorized representative of each Party.

b.           Provision of Labor, Equipment and Materials.  Unless otherwise specified in a Work Order or Change Order, TDI shall provide all labor, supervision, materials, equipment, tools, consumables, transportation, fuel and such other items and services as are necessary to the performance of the Drilling Services.

c.           Access to Property and Personnel.  TLR agrees to provide TDI with the materials and assistance, if any, to be provided pursuant to the applicable Work Order along with the access to its properties and personnel reasonably required for TDI to perform the Drilling Services.  All employees and representatives of TDI that perform Drilling Services on TLR's premises shall comply with reasonable guidelines pertaining to employee conduct, including TLR safety procedures and policies, provided to TDI by TLR.  All employees and representatives of TLR that have access to any drill pad site, equipment or other location at which Drilling Services are being performed shall comply with reasonable guidelines pertaining to employee conduct, including TDI safety procedures and policies, provided to TLR by TDI.

Exhibit "D"
to
Stock Purchase Agreement

2.           Compensation for Drilling Services.

a.           Compensation for Drilling Services Performed in Butte, Montana.  Subject to the applicable Discount (defined in subsection (e) below) and to the Annual Escalator (defined in subsection (i) below), TLR shall pay the following amounts for Drilling Services performed in Butte, Montana in relation to the project undertaken by Butte Highlands JV, LLC (the "Butte Project"): REDACTED* for each foot drilled for underground Drilling Services and REDACTED* for each foot drilled for surface Drilling Services.

b.           Compensation for Surface Drilling Services Performed at South Eureka Project.  Subject to the applicable Discount and to the Annual Escalator, TLR shall pay REDACTED* for each foot drilled for surface drilling at the land currently controlled by TLR south of Eureka, Nevada (the "South Eureka Project").

c.           Compensation for Other Drilling Services.  Subject to the applicable Discount and to the Annual Escalator, the rate for Drilling Services other than Drilling Services referenced in subsections (a) and (b) of this Section 2 shall be the prevailing market rate, as determined by the Parties and set forth in the applicable Work Order.  If the Parties are unable to agree on a prevailing market rate for Drilling Services, TDI shall be free to forego performing the Drilling Services and/or TLR shall be free to engage a third party to perform the Drilling Services; provided, however, that, in either case, TDI shall pay to TLR an amount equal to REDACTED* percent of the prevailing market rate for such Drilling Services, as determined in accordance with subsection (c) of Section 13.

d.           Standby Rates.  Subject to the Annual Escalator, for any location at which Drilling Services are to be performed by TDI, TLR agrees to compensate TDI at the rate of REDACTED* per hour for Short Term Standby (defined below) and REDACTED* per hour for Long Term Standby (defined below).  For purposes of this Services Agreement, the following terms shall be defined as follows: (i) "Long Term" shall mean and refer to a period of time that exceeds 12 hours; (ii) "Short Term" shall mean and refer to a period of time that is equal to or less than 12 hours; and (iii) "Standby" shall mean and refer to any interruption in the operation of Drilling Services, which is not directly caused by the failure of TDI, its equipment or employees, including (by way of illustration and not of limitation), any time during which operations are suspended as a result of awaiting water for drilling purposes, weather, regulatory agencies, or suspensions directed by TLR or its representatives, employees, clients or other subcontractors.

e.           Drilling Services Discounts.  The compensation to be paid for Drilling Services shall be discounted by the following amounts until the combined total of all such discounts (each, a "Discount") under this Subsection (e) reaches $1,100,000.00: (i) REDACTED* for each drilled foot for underground drilling in connection with the Butte Project; (ii) REDACTED* for each drilled foot for surface drilling in connection with the Butte Project; (iii) REDACTED* for each drilled foot for surface drilling at the South Eureka Project; and (iv) REDACTED* percent of the prevailing market rate, as determined by the Parties, for all other Drilling Services, including under Section 2(c) above.

f.           Payment Due on Second, Third and Fourth Anniversaries.  If, by the second anniversary of the Effective Date, the sum of (w) the combined total of all Discounts provided by TDI as of such anniversary date and (x) all Other Payments (defined below) made prior to such anniversary date is less than $440,000.00, TDI shall pay to TLR an amount equal to the difference between $440,000.00 and the sum of such Discounts and Other Payments.  If, by the third anniversary of the Effective Date, the sum

Exhibit "D"
to
Stock Purchase Agreement

of (w) the combined total of all Discounts provided by TDI as of such anniversary date and (x) all Other Payments (defined below) made prior to such anniversary date is less than $660,000.00, TDI shall pay to TLR an amount equal to the difference between $660,000.00 and the sum of such Discounts and Other Payments.  If, by the fourth anniversary of the Effective Date, the sum of (w) the combined total of all Discounts provided by TDI as of such anniversary date and (x) all Other Payments (defined below) made prior to such anniversary date is less than $880,000.00, TDI shall pay to TLR an amount equal to the difference between $880,000.00 and the sum of such Discounts and Other Payments.  The term "Other Payments" means cash payments made by TDI to TLR pursuant to this Services Agreement.

g.           Payment Due Upon Fifth Anniversary.  If, by the fifth anniversary of this Services Agreement, the sum of (i) the combined total of all Discounts applied to Drilling Services during the term of this Services Agreement and (ii) all Other Payments made through the date of expiration or termination is less than $1,100,000.00, TDI shall pay to TLR an amount equal to the difference between $1,100,000 and such Discounts and Other Payments.

h.           Pre-Payment.  TDI may, at any time, elect to reduce or eliminate (in whole or in part) its obligation to apply Discounts to Drilling Services by making one or more cash payment(s) to TLR in an amount up to the difference between the sum of (i) all prior Discounts applied to Drilling Services and (ii) Other Payments and $1,100,000.00.

i.           Annual Escalator.  The compensation to be paid for Drilling Services, as set forth in subsections (a) and (b) of this Section 2 or in any Work Order, shall be increased by an amount equal to 3 percent of the agreed upon compensation for the prior year (the "Annual Escalator") on January 1, 2013 and then again on each January 1 thereafter.

3.
Subordination.  The Parties hereby acknowledge that TDI has or will incur certain indebtedness (the "Indebtedness") to Wells Fargo, N.A. ("Senior Creditor"). The Parties further acknowledge and understand that TDI is restricted under the terms and conditions of certain loan documents between TDI and Senior Creditor related to the Indebtedness from making any cash payment to TLR, as contemplated hereunder, for a period of 18 months from the Effective Date.  Provided, further, that so long as there are any sums owing from TDI to Senior Creditor associated with the Indebtedness, and any renewals, modifications or extensions thereof, TLR hereby subordinates all TDI's indebtedness and obligations to TLR under this Services Agreement, whether now existing or hereafter incurred, to all indebtedness and obligations of TDI to Senior Creditor, and further, so long as there are any sums outstanding in connection with the Indebtedness or Senior Creditor is committed or otherwise obligated to advance funds to TDI in connection with the Indebtedness, TLR further agrees that, except as otherwise expressly provided herein, it will not ask for, make, demand, sue for, take or receive from TDI, by set-off or any other manner, the whole or any part of any monies, principal or interest, now or hereafter owing by TDI to TLR under this Services Agreement, nor any security therefore, unless and until all indebtedness and obligations of TDI to Senior Creditor, whether now existing or hereafter arising, direct or indirect, absolute or contingent, secured or unsecured, due or not due, and whether arising directly between TDI and Senior Creditor or acquired outright, conditionally or as collateral security from another by Senior Creditor, shall have been fully paid with interest.  The Parties agree that Senior Creditor is a third-party beneficiary of the provisions of this Section 3.

4.	Invoicing; Payment Terms and Taxes.

a.           Invoicing.  TDI may invoice TLR on the 15th of each month for Drilling Services performed since the date of the last invoice.  Each invoice shall describe in reasonable detail the Drilling Services provided and shall identify the applicable charges

Exhibit "D"
to
Stock Purchase Agreement

and Discounts (if any); taxes for which TLR is responsible pursuant to Subsection (c); and any expenses identified in a Work Order as reimbursable expenses.

b.           Payment Terms.  For invoices or any other payments owing under this Services Agreement not paid within 15 days of the invoice or payment date, as applicable, in addition to other remedies to which the Party to whom payment is owed may be entitled, such Party may charge the other Party a late fee of one percent per month applied against overdue amounts.  The Party from whom payment is owed shall also be responsible for collection costs associated with late payment, if any, including reasonable attorneys' fees.  No endorsement or statement on any check or payment or in any letter accompanying a check or payment or elsewhere shall be construed as an accord or satisfaction.

c.           Taxes.  Each Party will be responsible for any and all personal property taxes on property it owns or leases, franchise and privilege taxes on its business, and taxes based on its net income or gross receipts. TDI shall pay all sales, use, and other taxes and duties payable by TDI on any goods or services used or consumed by TDI in providing the Drilling Services.  In the case of any sales, use, or other tax and duty that is assessed on the provision of Drilling Services, TLR will pay such taxes and duties directly or shall reimburse TDI as applicable, including, but not limited to, applicable services taxes.

5.
Drilling Services Warranty.  TDI warrants to TLR that it shall perform the Drilling Services with reasonable care and in a diligent and competent manner and that the Drilling Services shall conform in all material respects to the requirements, if any, set forth in the applicable Work Order.  TDI's sole obligation and TLR's exclusive remedy in connection with a breach of the foregoing warranty shall be to correct or re-perform the non-conforming Drilling Services.  If TDI, in its reasonable discretion, is unable to correct or re-perform non-conforming Drilling Services, its sole obligation will be to refund to TLR the amount paid for such Drilling Services.  TLR must report any deficiencies in the Drilling Services to TDI in writing within 60 days of performance to receive the warranty remedies described herein.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SERVICES AGREEMENT, TDI DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, CONDITIONS OR REPRESENTATIONS INCLUDING, WITHOUT LIMITATION, (I) IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND (II) WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.  TO THE EXTENT ANY IMPLIED WARRANTY CANNOT BE EXCLUDED, SUCH WARRANTY IS LIMITED IN DURATION TO THE EXPRESS WARRANTY PERIOD.

6.
Confidentiality.  With respect to any information supplied in connection with this Services Agreement and designated by either Party as confidential, or which the recipient should reasonably believe to be confidential based on its subject matter or the circumstances, the recipient agrees to protect the confidential information in a reasonable and appropriate manner, and to use and reproduce the confidential information only as necessary to realize the benefits of or perform its obligations under this Services Agreement and for no other purpose.  The obligations in this Section 6 will not apply to information that is: (i) publicly known; (ii) already known to the recipient; (iii) lawfully disclosed by a third party; (iv) independently developed; or (v) disclosed pursuant to a legal requirement or order.  The recipient may disclose the confidential information on a need-to-know basis to its contractors, agents and affiliates who agree to confidentiality and non-use terms that are substantially similar to these terms.

7.
IP Ownership.  Between TDI and TLR, all patents, copyrights, mask works, trade secrets, trademarks and other proprietary rights in or related to the Drilling Services are and will remain the exclusive property of TDI.  Any modification or improvement to a TDI product or service that is based on TLR's feedback shall be the exclusive property of TDI.  TLR will not take any action that jeopardizes TDI's proprietary rights nor will it acquire any right in any product or technology of TDI

Exhibit "D"
to
Stock Purchase Agreement

or in TDI's confidential information.

8.
Insurance.  During the term of this Services Agreement, TDI will maintain the following minimum levels of insurance: (i) workers' compensation insurance for TDI employees equal to applicable statutory limits and an employer's liability policy in an amount not less than $1,000,000.00;(ii) an occurrence form commercial general liability policy or policies in an amount not less than $2,000,000.00in the aggregate; and (iii) an automobile liability policy or policies in an amount not less than$2,000,000.00 combined single limit.  Upon written request, TDI will provide Certificates of Insurance evidencing the coverage described in this Section8.

9.	Indemnification

a.           TDI Indemnity.  TDI will defend TLR from any claim for (i) death of or bodily injury to a TLR employee or third party, or (ii) physical damage to tangible personal property owned by TLR or a third party that, in either case, is caused by TDI's gross negligence or intentional torts and will pay costs and damages awarded against TLR (or settled) in any such action that are specifically attributable to TDI's gross negligence or intentional torts.

b.           TLR Indemnity.  TLR will defend TDI from any claim for (i) death of or bodily injury to a TDI employee or third party, or (ii) physical damage to tangible personal property owned by TDI or a third party that, in either case, is caused by TLR's gross negligence or intentional torts and will pay costs and damages awarded against TDI (or settled) in any such action that are specifically attributable to TLR's gross negligence or intentional torts.

c.           Right to Defend; Sole Obligation.  As a condition to each Party's indemnity obligations under this Services Agreement, the indemnified Party will provide the indemnifying Party with prompt written notice of the claim, permit the indemnifying Party to control the defense, settlement, adjustment or compromise of the claim and provide the indemnifying Party with reasonable assistance in connection with such defense.  The indemnified Party may employ counsel at its own expense to assist it with respect to any such claim. THIS SECTION 9CONSTITUTES THE INDEMNIFYING PARTY'S SOLE AND EXCLUSIVE OBLIGATION TO THE INDEMNIFIED PARTY WITH RESPECT TO THIRD PARTY CLAIMS BROUGHT AGAINST THE INDEMNIFIED PARTY.

10.
WAIVER OF CONSEQUENTIAL DAMAGES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SERVICES AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR COVER OR FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL (INCLUDING LOSS OF REVENUE, SAVINGS OR PROFITS) OR EXEMPLARY DAMAGES, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.
CAP ON LIABILITY.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SERVICES AGREEMENT, EXCEPT FOR (I) A BREACH BY A PARTY OF ITS OBLIGATIONS UNDER SECTION 6, (II) AND ANY AMOUNT OWING TO TDI UNDER SUBSECTIONS (A) THROUGH (D) OF SECTION 2, AND (III) ANY AMOUNT OWING TO TLR UNDER SUBSECTIONS (F) AND (G) OF SECTION 2, THE AGGREGATE LIABILITY OF EACH PARTY AND ITS AFFILIATES AND ITS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES OR OTHER REPRESENTATIVES, ARISING IN ANY WAY IN CONNECTION WITH THIS SERVICES AGREEMENT—WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY OR OTHERWISE—SHALL NOT EXCEED THE TOTAL VALUE OF DRILLING SERVICES AND STANDBY PROVIDED BY TDI HEREUNDER BEFORE ANY DISCOUNTS.  TDI SHALL NOT BE LIABLE FOR ANY CLAIM MADE THE SUBJECT OF A LEGAL PROCEEDING MORE THAN

Exhibit "D"
to
Stock Purchase Agreement

TWO (2) YEARS AFTER THE CAUSE OF ACTION ASSERTED IN SUCH CLAIM AROSE.

12.	Term and Termination

a.           Term of Services Agreement.  Unless terminated earlier as provided herein, the term of this Services Agreement shall be for a period of 5 years from the Effective Date.

b.           Termination upon Discounts Reaching $1,100,000 or Greater.  At such time as the combined total of all Discounts is equal to or exceeds $1,100,000, either Party may terminate this Agreement upon written notice of termination delivered to the other Party; provided, however, that if at the time of termination, as provided under this Section 12(b), any work remains to be completed under any Work Order, TDI agrees to complete such work at current market rates to be negotiated by the Parties.

c.           Termination for Cause.  Either Party may terminate this Services Agreement by providing the other Party with written notice if the other Party (i) becomes insolvent, executes a general assignment for the benefit of creditors or becomes subject to bankruptcy or receivership proceedings; or (ii) commits a material breach of this Services Agreement that remains uncured for 30 days following delivery of written notice of such breach (including, but not necessarily limited to, a statement of the facts relating to the breach or default, the provisions of this Services Agreement that are in breach or default and the action required to cure the breach or default).  For purposes of clarification, as set forth in Subsections (f) and (g) to Section 2 above, the termination of this Services Agreement shall not extinguish the obligation of TDI to make the Other Payments referenced in Subsections (f) and (g) to Section 2 above in accordance with the schedule set forth in such Subsections; provided, however, that if this Services Agreement is terminated by TLR as a result of TDI’s becoming insolvent, executing a general assignment for the benefit of creditors or becoming subject to bankruptcy or receivership proceedings, then the obligation of TDI to make the Other Payments referenced in Subsections (f) and (g) to Section 2 above shall be accelerated such that TDI shall pay to TLR an amount equal to the difference between $1,100,000 and the combined total of (i) all Discounts applied to Drilling Services during the term of this Services Agreement and (ii) all Other Payments made through the date of termination of this Services Agreement, which amount shall be payable (x) on the eighteen (18) month anniversary of this Services Agreement if terminated within a period eighteen (18) months from the Effective Date of this Services Agreement, or (y) within 30 days of the date of termination if terminated at any time following the eighteen (18) month anniversary of this Services Agreement.

d.           Survival.  Any provision of this Services Agreement that contemplates performance or observance subsequent to termination or expiration of this Services Agreement shall survive termination or expiration and continue in full force and effect for the period so contemplated including, but not limited to, provisions relating to warranties and warranty disclaimers, intellectual property ownership, payment terms, confidentiality, waiver of consequential damages, and cap on liability.

13.	Miscellaneous

a.           Entire Agreement.  This Services Agreement and any attachments hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements pertaining to such subject matter.  All prior agreements, representations, warranties, statements, negotiations, understandings, and undertakings are superseded hereby and TLR represents and acknowledges that it has not relied on any representation or warranty other than those

Exhibit "D"
to
Stock Purchase Agreement

explicitly set forth in this Services Agreement in connection with its execution of this Services Agreement.  With the exception of non-preprinted terms in any Work Order, neither Party shall be bound by terms and conditions imprinted on or embedded in purchase orders, order acknowledgments, work orders, or statements of work or other communications between the Parties subsequent to the execution of this Services Agreement.  If there is a conflict between non-preprinted terms on any Work Order and the terms of this Services Agreement, the terms of the Work Order shall control.

b.           Amendments and Waivers.  Any term of this Services Agreement may be amended and the observance of any term of this Services Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by an authorized representative of each Party and declared to be an amendment hereto.  No delay or failure to require performance of any provision of this Services Agreement shall constitute a waiver of that provision.  No waiver granted under this Services Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

c.           Dispute Resolution.  The Parties shall attempt in good faith to resolve all disputes under this Services Agreement (each, a "Dispute") promptly by negotiation as follows.  Any Party may give the other Party written notice of any Dispute not resolved in the normal course of business.  An executive of each Party shall meet by phone or in person at a mutually acceptable time within 10 days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute.  If the matter has not been resolved within 30 days from the referral of the Dispute to senior executives or if no meeting of senior executives has taken place within 15 days after such referral, either Party may initiate such legal action as it deems appropriate.  If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least 5 days notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this Subsection (c) are confidential and protected from subsequent testimonial disclosures, and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

d.           Governing Law; Venue and Jury Trial.  This Services Agreement and performance hereunder will be governed by and construed in accordance with the laws of the State of Idaho without reference to Idaho conflicts of law principles.  Each Party irrevocably consents to the jurisdiction and venue of the courts located in the County of Kootenai, Idaho and waives any objection on the grounds of venue, forum non-conveniens or any similar grounds.  THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT.

e.           No Solicitation.  During the period expiring one year after the termination of this Services Agreement, TLR will not, directly or indirectly, solicit or recruit any Project Participant (defined below) to terminate his or her employment with TDI.  The publication of advertisements in newspapers and/or electronic media of general circulation (including advertisements posted on the Internet) shall not in any event be deemed a violation of this provision.  The term "Project Participant," as used herein, means an employee or consultant of TDI that has performed work pursuant to this Services Agreement.

f.           Assignment.  Neither Party will assign this Services Agreement, directly or indirectly, without the prior written consent of an authorized executive officer of the other Party, provided that either Party may assign this Services Agreement to its

Exhibit "D"
to
Stock Purchase Agreement

successor in a merger, consolidation or comparable transaction or to the purchaser of all or substantially all of its assets (or the assets associated with a particular line of business) so long as such successor or purchaser agrees in writing to comply with the terms and conditions of this Services Agreement and, provided further that TDI may assign this Services Agreement to an affiliate, including to a parent, subsidiary or sister entity.

g.           Force Majeure.  Neither Party will be responsible for any failure or delay in performing any obligation hereunder if such failure or delay is due to a cause beyond the Party's reasonable control, including, but not limited to acts of God, flood, fire, volcano, war, third-party suppliers, labor disputes or governmental acts.  Notwithstanding the foregoing, TDI shall have no obligation to provide Drilling Services to the extent that TLR is unable to pay as a result of a force majeure event.

h.           Notices.  Any notice required or permitted under this Services Agreement or required by law must be in writing and must be delivered in person, by facsimile, by certified mail (return receipt requested), or by a nationally recognized overnight service with all freight charges prepaid, to the address set forth on the signature page below.  Notices will be deemed to have been given at the time of actual delivery, if in person, or upon receipt (as evidenced by facsimile confirmation, return receipt or overnight delivery verification).  Either Party may change its address for notices by written notice to the other Party in accordance with this Subsection (h).

i.           Miscellaneous.  Headings used in this Services Agreement are intended for convenience or reference only and will not control or affect the meaning or construction of any provision of this Services Agreement.  If any provision in this Services Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby and such provision shall be interpreted so as to best accomplish the intent of the Parties within the limits of applicable law.  Any principle of construction or rule of law that provides that an agreement shall be construed against the drafter of the agreement shall not apply to the terms and conditions of this Services Agreement.  This Services Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.  TDI shall perform all work to be performed in connection with this Services Agreement as an independent contractor and not as the agent or employee of TLR.  All persons furnished by TDI shall be for all purposes solely TDI's employees or agents and shall not be deemed to be employees of TLR for any purpose whatsoever.  This Services Agreement is entered into only for the benefit of TLR and TDI.  No other person or entity shall have the right to make any claim or assert any right hereunder, and no other person or entity shall be deemed a beneficiary of this Services Agreement.

[SIGNATURE PAGE TO FOLLOW]

Exhibit "D"
to
Stock Purchase Agreement

Agreed to and accepted:

Timberline Drilling, Incorporated	Timberline Resources Corporation

Signature: DO NOT SIGN - EXHIBIT D	Signature: DO NOT SIGN - EXHIBIT D

Print Name: ____________________________	Print Name: ____________________________

Title: _________________________________	Title: _________________________________

Date: _________________________________	Date: _________________________________

Address (for legal notices):	Address (for legal notices):

[SIGNATURE PAGE TO DRILLING SERVICES AND RELATED PAYMENT OBLIGATIONS AGREEMENT]

Exhibit "D"
to
Stock Purchase Agreement

ATTACHMENT 1

WORK ORDER FORM

Work Order Number:  (show this number on all invoices)

This Work Order is governed by the terms and conditions of the Drilling Services and Related Payment Obligations Agreement (the "Services Agreement") between Timberline Drilling, Incorporated ("TDI") and Timberline Resources Corporation ("TLR").  Undefined capitalized terms used herein are defined in the Services Agreement.

TLR requests TDI to perform the Drilling Services described herein and TDI hereby agrees to perform such Drilling Services, subject to the terms and conditions of the Services Agreement and this Work Order.

The parties agree as follows:

1.           Scope of Drilling Services.

a.           The Property and Drilling Services.

i.
Property. The Drilling Services shall be performed on that certain real property located at  and more particularly described in the written site submittals provided to TDI by TLR ("Site Submittals") for the Drilling Services to be performed under this Work Order.

{NOTE ANY KNOWN SUBSURFACE OR LATENT PHYSICAL CONDITIONS HERE UNLESS THEY APPEAR ON THE SITE SUBMITTALS}

ii.	Drilling Services. TDI shall perform the following Drilling Services:

TDI shall drill hole(s) from surface locations selected by TLR on the above-described property in order to obtain accurate samples for assay and geological evaluation by TLR, all as more specifically set forth in the Site Submittals.

In performing the Drilling Services, TDI shall be responsible for providing or performing the following tasks and meeting the following specifications:

A.
{FILL IN ANY SPECIFICS WHICH DO NOT APPEAR IN THE SITE SUBMITTALS e.g., DRILLING ADDITIVES AND/OR FLUID SPECIFICATIONS; PUMP DUMMY LENGTH AND DIAMETER; CENTER RETURN HAMMER AND BITS AVAILABLE ON-SITE; LOW PSI TIRE OR TRACK EQUIPMENT; DEPTHS}

B.
TDI shall provide a suitable truck for hauling, or suitable waterline, suction pumps, relay pumps, and supplies for transporting water to the drill from the water source provided by TLR, provided that a water source is within a reasonable distance of the drill site; and

C.	Type of drilling: standard core.

iii.	TDI shall provide the tools, equipment, and/or other tangible materials used in performing the Drilling Services.

Exhibit "D"
to
Stock Purchase Agreement

b.
Drill Activity Report. TDI shall maintain a reasonably detailed record of drilling activity for any Drilling Services (each, a "Drilling Report") which shall contain the following information and data:

{LIST ALL SUCH DATA}

The Drilling Report shall be maintained and updated by TDI regularly. TDI shall deliver such Drilling Report to TLR's designee upon request. TLR's designee and TDI's designee shall review and correct any questioned items, information, quantities, or activity entered on the Drilling Report in a timely manner. When questions concerning a Drilling Report cannot be resolved by TLR's designee and TDI's designee, the matter will be resolved pursuant to Section 13(c) (Dispute Resolution) of the Services Agreement.

c.	TLR to Provide. TLR shall provide the following at no cost to TDI for use in performance of the Drilling Services:

●           drill sumps

●           access to and use of a source of drilling water

●           preparation of drill sites and access roads

●           reclamation of drill sites and access roads

●           reclamation of drill platforms

d.	Representatives. For purposes of this Work Order, TLR and TDI designate the following representatives:

TDI's Representative (Technical):	______________________________________

TLR Technical Representative:	______________________________________

Address:	______________________________________

TLR Contract Representative:	______________________________________

Address:	______________________________________

______________________________________

2.           Compensation.

a.
Rates. For the Drilling Services described in this Work Order, TLR shall compensate TDI at the rates provided in Section 2 of the Services Agreement unless otherwise agreed to in writing by the Parties

b.	Reimbursable Expenses. TLR shall not reimburse TDI for any out-of-pocket expenses incurred by TDI in connection with the Drilling Services except for the following:

●           Where special equipment is requested by TLR, freight for the equipment will be charged to TLR at cost, plus freight, plus 15%.

Exhibit "D"
to
Stock Purchase Agreement

●           {LIST ANY OTHER EXPENSES THAT ARE REIMBURSABLE}

[Signature Page Follows]

Exhibit "D"
to
Stock Purchase Agreement

AGREED TO AND ACCEPTED as of the last date of signature below.

Timberline Drilling, Incorporated	Timberline Resources Corporation

Signature: DO NOT SIGN - EXHIBIT D	Signature: DO NOT SIGN - EXHIBIT D

Print Name: ____________________________	Print Name: ____________________________

Title: _________________________________	Title: _________________________________

Date: _________________________________	Date: _________________________________

Exhibit "D"
to
Stock Purchase Agreement

APPENDIX OF DEFINED TERMS
TO
STOCK PURCHASE AGREEMENT

"Accounts Receivable” means all rights to payment and accounts receivable owned or held by the Company, together with all interest, late charges, penalties, collection fees and other sums that may be due and payable to the Company in connection with such rights to payment or accounts receivable.

"Affiliate" means (1) a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is controlled by a Person that controls, such Person, (2) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in another fiduciary capacity or (3) any spouse, parent or lineal descendent of such Person.  As used in this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

"Agreement" means this Stock Purchase Agreement and the Appendix, Exhibits and Schedules attached hereto.

"Benefit Plans” has the meaning set forth in Section 5.12.

"Breach” means a breach of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision and the term Breach means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

"Business” means the business of providing underground and surface core drilling services to companies with operating mines and advanced development and exploration projects.

"Business Day" means a day other than a Saturday or a Sunday on which banks in the State of Idaho are not authorized or required to close.

"Buyer" has the meaning set forth in the preamble to this Agreement.

"Buyer Ancillary Documents" means all agreements other than this Agreement, certificates or documents contemplated herein to be executed and delivered by Buyer at the Closing.

"Cash Consideration" has the meaning set forth in Section 3.1(c).

"Claim" has the meaning set forth in Section 10.2.

"Claim Notice" has the meaning set forth in Section 10.4(a).

"Cleanup" has the meaning set forth in the definition of Environmental, Health and Safety Liabilities.

"Closing" has the meaning set forth in Section 4.1.

Appendix
to
Stock Purchase Agreement

"Closing Date" has the meaning set forth in Section 4.1.

"Closing Date Balance Sheet" has the meaning set forth in Section 3.3(b)(i).

"Closing Date Working Capital" has the meaning set forth in Section 3.3(b)(i)(A).

"Closing Payment" has the meaning set forth in Section 3.1(c).

"Code" means the Internal Revenue Code of 1986, as it has or may be amended or any successor law and regulations issued by the IRS pursuant to the Code or any successor law.

"Common Stock" has the meaning set forth in Section 5.3(a).

"Company" has the meaning set forth in the preamble to this Agreement.

"Confidential Information" means any information concerning the business and affairs of the Company that is not already generally available to the public.

"Contemplated Transaction(s)" means all of the transactions contemplated by this Agreement, including the sale of the Shares and WWE Shares by Seller to Buyer, the execution and delivery of the Seller Ancillary Documents, the performance of the parties' respective covenants and obligations under this Agreement and Buyer's acquisition and ownership of the Shares and WWE Shares and exercise of control over the Company.

"Current Ratio" means the quotient, the numerator of which is the Company’s current assets, and the denominator of which is the Company’s current liabilities, as the terms current assets and current liabilities are defined in accordance with GAAP.

"Damages" means all losses, claims, damages (including incidental and consequential damages), diminution in value, Liabilities, Taxes, fines, penalties, assessments, judgments, costs and other expenses (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving a third-party claim, of any nature and of any kind whatsoever.

"Drilling Services Agreement" means the Drilling Services Agreement, in substantially the form of Exhibit "D" attached hereto, between Buyer and Seller, which agreement provides for the provision of drilling services by the Buyer to the Seller at a discounted price representing in the aggregate a value of $1,100,000.

"Effective Time" has the meaning set forth in Section 4.1.

"Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, right of refusal, options, mortgage, deed of trust, easement, license, title defect, security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

Appendix
to
Stock Purchase Agreement

"Environmental, Health and Safety Liabilities" means any cost, Damages, expense, Liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(i)	any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

(ii)
awards, settlements, legal or administrative Proceedings, Damages, demands and response and investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(iii)
financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource Damages; or

(iv)	any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal,” remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., as amended ("CERCLA") and any equivalent state law.

"Environmental Law" means any Legal Requirement that requires or relates to:

(i)
advising appropriate authorities, employees and the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(ii)	preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(iii)	reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(iv)	protecting resources, species or ecological amenities;

(v)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(vi)	cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such Cleanup or prevention; or

(vii)
making responsible parties pay private parties or groups of them, for Damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

Appendix
to
Stock Purchase Agreement

"Equity Interests" means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (c) any other direct or indirect equity ownership or participation, including options, warrants, rights and any other convertible or exchangeable securities or equity interests.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate Plan" has the meaning set forth in Section 5.12(b)(viii).

"Excess Working Capital" has the meaning set forth in Section 3.3(a).

"Expenses" has the meaning set forth in Section 11.7.

"Facilities" means (i) the Owned Real Property, if any, (ii) the Leased Real Property, (iii) the Improvements and (iv) any other real or personal property interests or equipment (including motor vehicles, tank cars and rolling stock), that are currently or formerly owned, operated or leased by the Company.

"Final Working Capital Adjustment Amount" has the meaning set forth in Section 3.3(c).

"Final Working Capital Adjustment Statement" has the meaning set forth in Section 3.3(c).

"Financial Statements" has the meaning set forth in Section 5.4.

"FIRPTA Certificate" has the meaning set forth in Section 4.2(a)(ix).

"GAAP" means United States generally accepted accounting principles.

"Governmental Authorizations" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other governmental organization or body, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that materially increases the danger, the risk of danger, poses an unreasonable risk of harm to Persons or property on or off the Facilities or that materially affects the value of the Facilities or the Company.

       "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, toxic or a pollutant or a contaminant

Appendix
to
Stock Purchase Agreement

under or pursuant to any Environmental Law, including any admixture or solution thereof and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

"Improvements" means all of the buildings, plants, structures and other improvements located on the Leased Real Property or Owned Real Property.

"Indebtedness" means as to the Company at any date (without duplication) (i) indebtedness created, issued, incurred or assumed by the Company for borrowed money and/or evidenced by bonds, debentures, notes, or similar instruments; (ii) all obligations of the Company to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expense incurred in, the Ordinary Course of Business which are not overdue by more than sixty (60) days unless being contested in good faith, and deferred compensation for services (under employee benefit plans or otherwise) of directors, officers and other employees of the Company rendered in the Ordinary Course of Business; (iii) all indebtedness of others secured by an Encumbrance on any asset of the Company, whether or not such indebtedness is assumed by the Company; (iv) all indebtedness or other obligations of others guaranteed by the Company; (v) all capital lease obligations; (vi) any debt prepayment penalties or obligations; (vii) reimbursement obligations of the Company (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments; and (viii) all declared but unpaid dividends.

"Indebtedness to be Assumed" has the meaning set forth in Section 3.1(c).

"Indemnified Party" has the meaning set forth in Section 10.4(a).

"Indemnifying Party" has the meaning set forth in Section 10.4(a).

"Indemnitor" has the meaning set forth in Section 10.2.

"Independent Accountants" has the meaning set forth in Section 3.3(c).

"Intellectual Property" means United States and foreign patents, pending patent applications, continuations (in whole or in part), divisions, reissues, disclosures, inventions (whether patentable or not) and improvements, registered mask works and pending mask work registrations, trademark and service mark registrations, pending trademark and service mark registrations, unregistered trademarks and service marks, trade names, domain names, trade dress, logos, rights to use content, copyright registrations, pending copyright applications, unregistered copyrights, rights under copyright, renewal rights, extensions and in each case, all goodwill associated therewith and technology and software, trade secrets, confidential information, proprietary information and all other proprietary information and intellectual property rights in any and all media.

"Interim Balance Sheet" has the meaning set forth in Section5.4.

"Interim Financial Statements" has the meaning set forth in Section 5.4.

"IRS" means the Internal Revenue Service.

"Knowledge" means an individual will be deemed to have Knowledge of a particular fact or other matter if:

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(a)           that individual is actually aware of that fact or matter; or

(b)           a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

"Leased Real Property" means all of the real property leased or subleased to the Company including, but not limited to, the property located at (i) 2775 Howard Street, Coeur D’Alene, Idaho, and (ii) 710 W. Dalton, Unit K, Coeur D’Alene, Idaho.

"Leases" means all of the written leases and subleases (and any amendments, modifications or extensions thereto) by which the Company demises the Leased Real Property.

"Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty as in effect on the date of this Agreement.

"Liability" means debts, obligations, duties or liabilities of every type and trade, known or unknown, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determined, determinable, fixed, contingent, absolute or otherwise.

“Material” means any condition, change or event that could result in a Material Adverse Effect.

"Material Adverse Effect" means any condition, change or event that could materially and adversely affect the Business, operations, properties (including intangible properties) or financial condition of the Company.

"Material Consents" shall have the meaning set forth in Section 8.1(f).

"MSHA" means the Mine Safety and Health Administration.

"Notice" means all written requests, consents, approvals, waivers, demands and other communications hereunder.

"Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions, including, but not limited to any Legal Requirement, promulgated by MSHA.

"Order" means any award, decision, injunction, judgment, unit, decree, subpoena or verdict entered, issued, as made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

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"Ordinary Course of Business" means conduct occurring in the usual and customary operation of the Business consistent with historical practice.

"Organizational Documents" for each party means the charter, articles of incorporation and bylaws.

"OSHA" means the Occupational Safety and Health Administration.

"Owned Real Property" means any real property owned by the Company in fee simple.

"Payoff Letters" has the meaning set forth in Section 4.2(a)(ii).

"Permitted Real Estate Encumbrances" has the meaning set forth in Section 5.20(a)(ii).

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability partnership or company, firm, joint venture, association, joint-stock company, estate, trust, unincorporated organization, labor union or other governmental or regulatory body or entity.

"Post-Closing Working Capital Adjustment Amount" has the meaning set forth in Section 3.3(b)(i)(B).

"Post-Closing Working Capital Adjustment Statement" has the meaning set forth in Section 3.3(b)(i)(B).

"Proceeding" shall mean any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before any Governmental Body or before any arbitrator, mediator or other alternative dispute resolution provider pursuant to any collective bargaining agreement, contractual agreement or Law, and including any audit or examination, or other administrative or court proceeding with respect to Taxes or Tax Returns.

"Prohibited Transaction" has the meaning set forth in Section 4975(c)(1) of the Code and Section 406 of ERISA.

"Purchase Price" has the meaning set forth in Section 3.1(a).

"Reasonable Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve such result as expeditiously as possible.

"Related Party" has the meaning set forth in Section 5.25.

"Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

"Schedules" means all of the schedules of disclosure of even date herewith delivered by the Company and Seller to Buyer.

"Seller Ancillary Documents" means all agreements other than this Agreement, certificates or documents contemplated herein to be executed and delivered by Seller or the Company at the Closing.

"Seller" has the meaning set forth in the preamble to this Agreement.

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"Shares" has the meaning in Section 5.3(a).

"Tax" means any tax or taxes, however denominated, including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Returns" means any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Third Party Claim" has the meaning set forth in Section 10.4(a).

"Threat of Release" means a likelihood of a Release that may require action under Environmental Laws in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened" means a claim, Proceeding, dispute, action or other matter shall have been Threatened if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing); the parties agree that this term encompasses only those oral demands, statements or notices that a reasonable person in like circumstances would consider to indicate a serious intent to pursue that which is demanded, stated or notified.

"Working Capital Adjustment Amount" has the meaning set forth in Section 3.3(b).

"Working Capital Deficit" has the meaning set forth in Section 3.3(a).

"Working Capital Objection Notice" has the meaning set forth in Section 3.3(c).

"Working Capital Objection Period" has the meaning set forth in Section 3.3(c).

"Working Capital Target" shall have the meaning set forth in Section 3.3(a).

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